Exhibit 10.62

Maintenance Terms and Conditions

All Aboard Florida - Operations LLC

and

Siemens Industry, Inc.

DECEMBER 31, 2014

CONTENTS SECTION PAGE

1.	DEFINITIONS AND INTERPRETATION	4
2.	TERM	17
3.	REPRESENTATIONS AND WARRANTIES	17
4.	RELATIONSHIP WITH THE OPERATOR AND REPRESENTATIVES	20
5.	THE SERVICES	21
6.	PLANS AND MANUALS	29
7.	TECHNICAL RECORDS	32
8.	CHANGES	33
9.	SPARE PARTS AND SPECIAL TOOLS	35
10.	PERFORMANCE REGIME	39
11.	SHARING OF COST REDUCTIONS	40
12.	PAYMENTS FROM THE OWNER TO THE MAINTAINER	41
13.	INSPECTION AND TESTING	42
14.	WARRANTIES	43
15.	OWNER’S OBLIGATIONS	44
16.	OWNER’S TERMINATION RIGHTS	45
17.	CONSEQUENCES OF OWNER TERMINATION	47
18.	OWNER EVENTS OF DEFAULT	48
19.	INSURANCE	49
20.	SOFTWARE UPDATES	49
21.	INDEMNITY	49
22.	LIMITATIONS OF LIABILITY	51
23.	FORCE MAJEURE	52
24.	MAINTAINER SHALL COMPLY WITH OWNER’S DISADVANTAGED AND SMALL BUSINESS ENTERPRISE PARTICIPATION POLICY	53
25.	PARTIES’ REPRESENTATIVES	53
26.	MISCELLANEOUS	53
27.	CONFIDENTIALITY OF INFORMATION	54
28.	CARGO PREFERENCE	55
29.	SUSPENSION AND DEBARMENT	56
30.	ENTIRE AGREEMENT	57
31.	NOTICES	57
32.	MAINTAINER TO INFORM ITSELF FULLY	57
33.	COSTS	58
34.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	58
35.	DISPUTE RESOLUTION PROCEDURE	58
36.	SURVIVAL	59
37.	THIRD-PARTY BENEFICIARIES	59
38.	NO AGENCY	59
39.	ASSIGNMENT; SUBCONTRACTING	59
40.	SET OFF	60
41.	TIME IS OF THE ESSENCE	60
42.	NO RELIEF	60
43.	WAIVER	60
44.	AMENDMENTS	60
47.	PRESS RELEASES	60
48.	COUNTERPARTS	61
49.	SEVERABILITY	61
EXHIBIT 1		62
Train Maintenance Specification		62
EXHIBIT 2		70
Train Plan		70
EXHIBIT 3		72
Train Plan Parameters		72

EXHIBIT 4	73
Performance Regime	73
EXHIBIT 5	79
Service Payment	79
EXHIBIT 6	85
Redelivery Condition	85
EXHIBIT 7	87
Parties’ Representatives	87
EXHIBIT 8	91
Maintenance Facilities	92
EXHIBIT 9	92
Template Fault Notification Procedure	92
EXHIBIT 10	95
Price Adjustment Formula	95
EXHIBIT 11	96
Insurance	96
EXHIBIT 12	100
Change Notice	100
EXHIBIT 13	101
Disadvantaged and Small Business Enterprise Participation Program	101
Exhibit 14	123
Form of Right of Access	123

THIS MAINTENANCE TERMS AND CONDITIONS AGREEMENT (THE “AGREEMENT” OR “MTC”) IS ENTERED INTO AS OF THIS 31 DAY OF DECEMBER 2014 (THE “EFFECTIVE DATE”)

BETWEEN:

(1)	ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company (the “Owner”); and

(2)	SIEMENS INDUSTRY, INC., a Delaware corporation (the “Maintainer”).

WHEREAS:

(A)
The Maintainer and the Owner (each as defined above) have entered into a Vehicle Terms and Conditions Agreement dated August 15, 2014 for the manufacture and supply of the Trains and the Supplied Equipment (the “VTC”).

(B)	The Maintainer and the Owner have agreed that the Maintainer shall maintain the Trains and Supplied Equipment manufactured and supplied under the VTC in accordance with the terms of this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement (including the recitals) unless the context otherwise requires, the following words and expressions shall have the respective meanings set forth below:

“AAF Services” means the passenger train services to be operated on the Owner Network as set out in the Train Plan from time to time;

“Additional Equipment” means Additional Spare Parts and any other parts or equipment purchased by the Maintainer to perform its Services;

“Additional Spare Parts” means the Mobilization Spare Parts used for the mobilizations under this MTC and any other spare parts purchased by the Owner under the MTC and Maintainer’s replenishment of the Phase 1 Spare Parts and Phase 2 Spare Parts purchased by the Owner under the VTC, but do not include Supplied Equipment purchased by the Owner under the VTC;

“Additional Service Payments” means the payments to be made by the Owner to the Maintainer with respect to the provision of the Additional Services as set out in Part 3 of Exhibit 5 (Service Payments);

“Additional Services” means the services, work and activities, details of which are set out in Part 2 of Exhibit 1 (Train Maintenance Specification);

“Additional Services Regime” means the regime for the Additional Services set out in Part 2 of Exhibit 1 (Train Maintenance Specification);

“Additional Train” means an additional Train to be operated on any day by the Owner or the Operator in addition to the Trains provided for in the relevant Train Plan;

“Applicable Laws and Regulations” means all or any:

(a)	federal, state, local or municipal statute, law, code, regulation, ordinance, or rule; and

(b)
mandatory regulations, rules or directives of any Governmental Authority or industry body (e.g., the Association of American Railroads) only to the extent such industry body is authorized by a Governmental Agency or is delegated rulemaking authority by a Governmental Agency, at any time in force and which are or may govern the parties’ obligations, performance and Services provided under this Agreement;

“Approved Party” has the meaning given to such term in Section 4.1.2;

“Break Option” means the exercise of the Owner’s right to terminate this Agreement pursuant to Section 2.2;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City;

“Change” means an amendment (whether by addition, amendment, substitution, omission or otherwise) of whatever nature to this Agreement, including to:

(a)	the Train Maintenance Specification;

(b)	the Plans; and

(c)	any of the obligations of the Maintainer or the Owner under this Agreement;

“Change in Law” means:

(a)	the application to any person of any Applicable Laws and Regulations which did not apply to them on the date of this Agreement;

(b)	any change to Applicable Laws and Regulations; or

any change in the application or interpretation of Applicable Laws and Regulations by a Governmental Authority including a Mandatory Modification;

“Change Notice” means a written proposal made by the Owner or the Maintainer to amend this Agreement in accordance with Section 8;

“Change of Control” means the direct or indirect acquisition of Control of a party at such time by a person or group of persons acting jointly or in concert who, immediately before such time, did not directly or indirectly Control such first-mentioned party;

“Condemnation” means requisition of title to, or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason by any Governmental Authority but shall exclude requisition for use or hire not involving requisition of title;

“Conditional Acceptance” means the conditional acceptance of a Train by the Owner in accordance with Section 8.2 of the VTC, evidenced by the Owner’s signature of a Conditional Acceptance Certificate or by the Owner placing the Train or Vehicle in Passenger Revenue Service;

“Contract Documents” means:

(a)	this Agreement; and

(b)	all Change Notices;

“Contractor” means Siemens Industry, Inc. in its capacity as the “Contractor” under the VTC.

“Contractor Software” means software provided by the Contractor that is proprietary to the Contractor and has been installed in or on a Train, Vehicle, Part or item of Supplied Equipment.

“Delivery” means:

(c)
the delivery by the Contractor of a Train or Vehicle to the applicable Maintenance Facility or such other suitable location as the parties may agree upon and completion of the joint inspection by the Owner and the Contractor under Section 8.11 of the VTC; or

(d)	the delivery of the Supplied Equipment to the Owner under Sections 8.5 and 8.6 of the VTC;

“Delivery Documentation” means all relevant design plans for the Trains, the History Book, the Plans, the draft Operations and Maintenance Manuals, changes to documentation as a result of any Changes applied to the Trains, or Service Bulletins;

“Discloser” shall have the meaning given to it in Section 27.1;

“Discriminatory Change in Law” means a Change in Law the terms of which apply to:

(a)
any professional maintainer of rolling stock in relation its provision of rolling stock maintenance services in the United States (but not a Change in Law that applies more generally to other businesses, companies, suppliers and/or manufacturers, including to entities not involved in rolling stock (e.g., changes to federal minimum wage requirements)); or

(b)	the Maintainer as a result of federal law requirements placed on the Owner in connection with the FRA, including RRIF loans;

(c)	require an amendment to the Train Technical Specification which, either alone or when combined with previous such amendments, costs the Maintainer $75,000 or more,

other than those Changes in Law that were known to the Maintainer as of the date of this Agreement or should have been known to the Maintainer as of such date as a prudent and experienced professional maintainer of rolling stock;

“Disqualified Entity” means any person:

(a)
that (i) for purposes of the Owner, is or becomes an owner of a passenger railroad in the United States and (ii) for purposes of the Maintainer, is a competitor of the Maintainer in the provision of rolling stock maintenance services in the United States;

(b)
named on the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time;

(c)
that is (i) an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person;

(d)
that is currently the subject of any such sanctions or in violation of any such sanctions, nor is located, organized or resident in a country or territory which itself is subject to any such sanction; or

(e)
that has made any payment, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”);

“Effective Date” has the meaning given to it in the Preamble of this Agreement;

“Entry Point” means, with respect to a Train, the place where such Train is to be delivered by the Maintainer to the Owner as set out in the Train Plan and in accordance with the Hand-Over Procedure;

“Entry Time” means, with respect to a Train, the time set out in the Train Plan when such Train is scheduled to be delivered to the Owner in accordance with the Hand-Over Procedure at the Entry Point;

“Environmental Damage” means any injury or damage to persons (including material offence to an individual’s senses), living organisms or property or any material pollution or impairment of the environment resulting from the discharge, emission, escape or migration of any substance, energy, noise or vibration;

“Environmental Laws” means any Applicable Laws and Regulations, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of persons, including but not limited to employees, to Hazardous Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Hazardous Materials or (d) regulation of the manufacture, use or introduction into commerce of Hazardous Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, “Environmental Law” shall also include any interpretation or ruling of any authorized Governmental Authority which has the authority and power to interpret or rule on any Environmental Law;

“Environmental Losses” means any losses suffered or reasonably incurred by a person with respect to (i) any liability under Environmental Laws and (ii) any reasonable action taken by such person to prevent, reduce, limit or mitigate any Environmental Liability (excluding insurance);

“Escrow Agent” means Escrow Associates or any other agent as may be agreed by the Parties.

“Excusing Cause” shall have the meaning given to it in Section 5.3.1;

“Exit Point” means, with respect to a Train, the place where such Train comes out of traffic in accordance with the Train Plan;

“Exit Time” means, with respect to a Train, the time set out in the Train Plain at which such Train is scheduled to come out of service and be delivered to the Maintainer in accordance with the Hand-Back Procedure at an Exit Point;

“Fault” means non-compliance with the Train Plan, Maintenance Plan or Operation and Maintenance Manuals that causes a Train, Vehicle, Part, item of Supplied Equipment or  Additional Equipment to fail to comply with the Train Technical Specifications whether the result of Maintainer Fault, Operator Fault or other causes;

“Fault Notification Procedure” means the fault notification procedure produced by the Maintainer based on the form set out in Exhibit 9 (Template Fault Notification Procedure) and agreed with the Owner in accordance with Section 5.6;

“Fit for Purpose” means:

(a)	in relation to each Train:

(i)	the Train complies with all Applicable Laws and Regulations; and

(ii)	such Train meets the Train Technical Specification and can operate in Passenger Revenue Service;

(b)
in relation to each Spare Part or any Key Component, that such Spare Part or any Key Component, if incorporated into a Train, would not of itself prevent such Train from being Fit for Purpose as defined in (a) above; and

in relation to a Special Tool, that such Special Tool is able to perform to its specification in accordance with the Operation and Maintenance Manual;

“Force Majeure Event” means the occurrence of any of the following events, in each case to the extent beyond the reasonable control of a party (such party known herein as the “excused party”):

(e)
acts of war (whether declared or undeclared), civil disturbance, invasion, armed conflict, terrorism, rebellion, revolution, riot, insurrection, sabotage, civil commotion, violent act of foreign enemy, or other hostilities;

(f)	acts of God, flood, fire, storm, earthquake, wind, hurricanes, tornadoes, volcanic eruption, landslide or other natural disaster or severe weather;

(g)	embargo or trade sanctions;

(h)	explosions, radioactive or chemical contamination or ionizing radiation or electromagnetic pulse or biological contamination;

(i)	strikes or industrial action or other failures of normal sources of supply;

(j)	a legally imposed quarantine;

(k)	vandalism, theft, or other criminal activities by third parties;

(l)	major delays that continue for a duration longer than three (3) consecutive days or accidents occurring in connection with transportation of single-sourced supplies or the Trains;

(m)	failures in communication lines, or power or other utility failures that continue for a duration longer than twenty four (24) hours; or

(n)	delays that continue for a duration longer than fifteen (15) consecutive days in providing licenses, clearances, approvals or permits by Governmental Authorities;

where failure to perform is not caused by the negligence or intentional misconduct of the excused party, and the excused party has exercised all reasonable efforts to avoid or remedy such force majeure event;

“Governmental Authority” means any federal, state or local government, any political subdivision thereof or any federal, state or local governmental agency, department, or other authority or organization or other similar entity which has been authorized or delegated rule-making power by any federal, state or local governmental body or whose directions, instructions, rulings, have the legal effect of laws or regulations of the federal, state or local government and are directly enforceable against a party in connection with the performance of this Agreement, or any other entity which has the appropriate legal authority for the granting of a Relevant Approval in each case to the extent acting in its capacity as a relevant authority under Applicable Laws and Regulations;

“Hand-Back” means the formal handing back of a Train at the Exit Point by the Owner or Operator to the Maintainer in accordance with the Hand-Back Procedure for the Services to be performed on that Train prepared by the Maintainer and agreed with the Owner in accordance with Section 5.5;

“Hand-Back Procedure” means the procedure for the Hand-Back of Trains prepared by the Maintainer and agreed with the Owner in accordance with Section 5.5;

“Hand-Over” means the formal handing over of a Train at the Entry Point by the Maintainer to the Owner or Operator in accordance with the Hand-Over Procedure in accordance with Section 5.5;

“Hand-Over Procedure” means the procedure for Hand-Over of Trains prepared by the Maintainer and agreed with the Owner in accordance with Section 5.5;

“Hazardous Materials” means (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any “hazardous substance” as defined in Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended, and any successor statute of similar import, and regulations thereunder, or any similar state law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

“History Book” means the history book for each Vehicle which shall contain the following information:

(a)	certified weight;

(b)	list of serially numbered apparatus;

(c)	list of equipment configurations, adjustment points and initial settings;

(d)	description of modification and completion dates of incorporation;

(e)	list of defects noted and the disposition of each;

(f)	list of non-conformances;

(g)	provision for recording malfunctions, inspection, servicing, and major overhaul;

(h)	summary and records of each vehicle pre-delivery and commissioning test;

(i)	record of certifications for certifiable items;

(j)	list of outstanding tests, modifications and defects; and

(k)	list of repairs;

“IFRS” means International Financial Reporting Standards in effect and applicable to that accounting period with respect to which reference to INFRS is being made;

“Information” shall have the meaning given to it Section 27;

“Insolvency Event” means:

(a)
an involuntary proceeding has been commenced or an involuntary petition has been filed, and either the proceeding or petition continues undismissed for sixty (60) days seeking (i) liquidation, reorganization or other relief of such party under any insolvency law or (ii) the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for such party or for a substantial part of such party’s assets; or

(b)
A party (i) applies for or consents to the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for such party or for a substantial part of such party’s assets, or (ii) is not paying its debts as they become due, unless such debts are the subject of a bona fide dispute, or (iii) makes a general assignment for the benefit of creditors, or (iv) consents to the institution of, or fails to consent in a timely and appropriate manner, to any proceeding or petition with respect to it as described in subsection (a) above, or (v) commences the voluntary proceeding under any insolvency law, or files a voluntary petition seeking liquidation, reorganization, an arrangement with creditors or order for relief under any insolvency law, or (vi) files and answer admitting the material allegations of the petition filed against it in any proceeding referred to in the four going subsections (i) through (v), inclusive, of this subsection (b) and in any case referred to in the foregoing subsections (i) through (v), such action has not been cured within twenty (20) days thereafter.

“Intellectual Property Rights” means all legal and/or equitable rights in or in relation to any and all patents (including applications), utility models, circuit layouts, rights in designs (registered and unregistered), copyrights (including moral rights), rights in inventions, solutions, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future exist in any part of the world;

“Journey” means a description of a railway service to be run by the Owner or Operator in a single direction as set forth in the Train Plan Parameters between the originating and terminating stations;

“Key Component” means the car body structure, truck frame and axles, traction motors, couplers and gearboxes.

“Liquidated Damages” means the payments to be made by the Maintainer to the Owner under the Performance Regime;

“Maintainer Event of Default” means any of the events set out in Section 16.1;

“Maintainer Fault” means any failure of the Maintainer (including its employees, agents and Subcontractors) to perform the Services in accordance with the Contract Documents or non-compliance with the Maintenance Plan by the Maintainer that causes a Train or Vehicle, Part, item of Supplied Equipment or Additional Equipment to fail to comply with the Train Technical Specifications;

“Maintainer Group” means the Maintainer and its ultimate holding company (if any) from time to time, and any company which is, from time to time, a Subsidiary of the Maintainer;

“Maintainer Termination Notice” shall have the meaning given to it in Section 18.1;

“Maintainer’s Representative” means the representative appointed by the Maintainer in accordance with Section 25.2 and Exhibit 7 (Parties’ Representatives);

“Maintainer Suspension Notice” has the meaning given to it in Section 18.6;

“Maintenance Facility” means the (i) the Phase 1 Maintenance Facility or (ii) the Phase 2 Maintenance Facility, as applicable, or any other reasonably equivalent facility provided by the Owner and “Maintenance Facilities” means, together, the (i) the Phase 1 Maintenance Facility and (ii) the Phase 2 Maintenance Facility, or any other reasonably equivalent facilities provided by the Owner;

“Maintenance Plan” means the maintenance plan specific to this Agreement produced by the Maintainer in accordance with Section 6.2 (Maintenance Plan);

“Maintenance Records” means the records to be compiled by the Maintainer and updated on a daily basis showing all maintenance and rectification carried out on Trains, Vehicles, Special Tools, Spare Parts and Parts in accordance with the Maintenance Plan, this Agreement and all Applicable Laws and Regulations;

“Mandatory Modification” means a Modification to the Services or Additional Spare Part under this Agreement which is required to be made under any Applicable Laws and Regulations or by any Governmental Authority, and which is carried out in accordance with Section 8;

“Minor Excusing Cause” shall have the meaning given to it in Section 5.3.3;

“Mobilization Spare Parts” means the spare parts purchased by Owner as identified in Phase 1 mobilization and those spare parts that are related to the Phase 2 ramp up as set forth in Part 4 of Exhibit 5.

“Modification” means any change, modification or addition to the Services including Mandatory Modifications;

“month” means a period beginning on a particular day in one calendar month and ending on the day prior to the numerically corresponding day in the next calendar month following that on which it started; provided that if there is no such numerically corresponding day in the next calendar month following that on which it started, it shall end on the last day in such next calendar month;

“Operation and Maintenance Manuals” means the documents which fully describe how the Vehicles, the Trains and any items of Supplied Equipment should be operated, serviced, maintained, repaired and overhauled, to be produced by the Contractor (in electronic format) and agreed with the Owner in accordance with Sections 12.6 and 12.9 of the VTC including the manuals set out in Part 2 of Exhibit 6 of the VTC and the manuals required by the Train Technical Specification (Exhibit 1 of the VTC).

“Operator” means the train operator as may be appointed by the Owner to run the AAF Services from time to time;

“Operator Fault” means an act or omission of the Operator (including its employees, agents and Subcontractors) or Operator’s failure to comply with the Operation and Maintenance Manual and the Train Plan that causes a Train, Vehicle, Part, item of Supplied Equipment or Additional Equipment to fail to comply with the Train Technical Specifications;

“Option Order” means an order for Option Trains and/or Option Spare Parts and/or Option Manuals as specified in the form set out in Part 3 of Exhibit 8 of the VTC;

“Option Services Payments” means the payments to be made by the Owner to the Maintainer with respect to the provision of the Option Services as set out in Exhibit 5 (Service Payments);

“Option Services” means the services, work and activities set out in Part 3 of Exhibit 1 (Train Maintenance Specification) to be carried out on the Option Trains by the Maintainer and shall include the Additional Services to the extent that the Owner notifies the Maintainer at any time pursuant to Part 2 of Exhibit 1 (Train Maintenance Specification) that it wishes the Maintainer to carry out any such Additional Services;

“Option Spare Part” means each additional Spare Part to be supplied by the Contractor pursuant to an Option Order under the VTC;

“Option Train” means each additional Train or Vehicle to be supplied by the Contractor pursuant to an Option Order under the VTC;

“Owner Group” means the Owner and its ultimate holding company (if any) from time to time, and any company which is, from time to time, a Subsidiary of the Owner;

“Owner Network” means:

(a)	for Phase 1 Trains only, the Miami-West Palm Beach railroad to be operated by the Owner or a member of the Owner Group; and

(b)	for Phase 2 Trains, the Miami-Orlando railroad to be operated by the Owner or a member of the Owner Group;

for Phase 1 Trains and Phase 2 Trains, signalling, way side equipment, communications systems, platform, tunnels and bridges;

“Owner’s Representative” shall have the meaning given to it in Exhibit 6 (Parties’ Representatives);

“Part” means any part, component (which may comprise a number of parts and including a Key Component), an assembly or sub-assembly supplied by the Maintainer which if so specified in the Train Technical Specification is incorporated in, or fixed to, or should have been fixed to, or is designated for incorporation in or fixing to any Train, Vehicle, Special Tool , Spare Part, or supplemental spare part, or any furnishing or equipment furnished with such Train, Vehicle, Special Tool, Spare Part or Mobilization Spare Part under this Agreement;

“Passenger Revenue Service” means a Journey made with fare-paying passengers.

“Performance Regime” means the Performance Regime set out in Exhibit 4 (Performance Regime);

“person” means any person (including the “Maintainer” and the “Owner”) and shall be construed as including references to an individual, firm, company, limited liability company, corporation, partnership, unincorporated association or body of persons or any Governmental Authority or any of its agencies;

“Phase 1 Maintenance Facility” means the maintenance facility to be completed by the Owner at the West Palm Beach Yard;

“Phase 1 Service Payments” means the payments to be made by the Owner to the Maintainer with respect to the provision of the Phase 1 Services as set out in Exhibit 5 (Service Payments);

“Phase 1 Services” means the Standard Services to be carried out on the Phase 1 Trains by the Maintainer and shall include the Additional Services to the extent that the Owner notifies the Maintainer at any time pursuant to Part 2 of Exhibit 1 (Train Maintenance Specification) that it wishes the Maintainer to carry out any such Additional Services;

“Phase 1 Spare Parts” means “Spare Parts” as listed in Appendix N to Exhibit 1 (Train Technical Specification) of the VTC in relation to the Phase 1 Trains;

“Phase 1 Supplied Equipment” means the Phase 1 Spare Parts and the Special Tools;

“Phase 1 Train” means the following Trains to be delivered in the Phase 1 Order in the consists identified in the Train Technical Specification (Exhibit 1) to the VTC:

(a)	10 locomotives;

(b)	10 economy class coaches (type 1);

(c)	5 economy class coaches (type 2-1); and

(d)	5 business class coaches (type 3-1),

the detailed specifications of which are set out in the Train Technical Specification;

“Phase 2 Maintenance Facility” means the maintenance facility to be completed by the Owner Phase maintenance facility to be constructed by the Owner at the Orlando International Airport;

“Phase 2 Notice” means the delivery of a notice by the Owner to the Contractor pursuant to the VTC;

“Phase 2 Service Payments” means the payments to be made by the Owner to the Maintainer with respect to the provision of the Phase 2 Services as set out in Exhibit 5 (Service Payments);

“Phase 2 Services” means the Standard Services to be carried out on the Phase 2 Trains by the Maintainer. Maintenance Services and shall include the Additional Services to the extent that the Owner notifies the Maintainer at any time pursuant to Part 2 of Exhibit 1 (Train Maintenance Specification) that it wishes the Maintainer to carry out any such Additional Services;

“Phase 2 Spare Parts” means each additional Spare Part to be supplied by the Contractor pursuant to the Phase 2 Order;

“Phase 2 Train” means each additional Train or Vehicle to be supplied by the Contractor pursuant to the Phase 2 Order;

“Plan to Cure” shall have the meaning given to it in Section 16.2.1(b)(i);

“Plans” means the Maintenance Plan, Quality Plan, Safety Plan and Train Plan and Train Preparation Procedure;

“Price Adjustment” means the upward or downward modification in price pursuant to Section 1.1.8 and Exhibit 10 (Price Adjustment Formula);

“Quality Plan” means the quality plan specific to this Agreement produced by the Maintainer and agreed with the Owner in accordance with Sections 6.3.1(a);

“Recipient” shall have the meaning given to it in Section 27.1;

“Redelivery Condition” means with respect to the Trains, Vehicles, any Parts or any items of Supplied Equipment that the same shall be in a condition which is consistent with Exhibit 6 (Redelivery Condition);

“Redesigned Part” shall have the meaning given to it in Section 9.4;

“Relevant Approval” means such consents, approvals, permissions, authorizations, acceptances, certifications, licenses, exemptions, permits, and/or letters of no objection issued by Governmental Authority as are required;

“Replaced Spare Part” shall have the meaning given to it in Section 9.4.3;

“Representative” means a representative appointed by the Maintainer or Owner, as the case may be, in accordance with Section 25.2;

“Revised Change Notice” shall have the meaning given to it in Section 8.6.1;

“Revenue Service Year” means the twelve (12) month period beginning on the date that Passenger Revenue Service commences with the operation of the first Train, and each twelve (12) month period thereafter.

“Safety Plan” means the safety plan specific to this Agreement produced by the Maintainer in accordance with Section 6.3.1(b) (Plans);

“Security Interest” means any right of ownership, mortgage, pledge, lien, charge, hypothecation, attachment, security interest, assignment by way of security or collateral assignment, financing statement under the enacted Uniform Commercial Code of any jurisdiction, filing of a mortgage or other instrument with the Surface Transportation Board of the United States Department of Transportation (or any successor agency thereto), right of possession, right of detention, right of set-off or other encumbrance or form of security arrangement;

“Service Payments” means the Phase 1 Service Payments, the Additional Service Payments and, if applicable, the Phase 2 Service Payments and Option Services Payments;

“Services” means the Phase 1 Services, the Phase 2 Services (if a Phase 2 Order is placed) and the Option Services (if an Option Order is placed);

“Software” means Contractor Software and Third-Party Software;

“Spare Part” means the Phase 1 Spare Parts, Phase 2 Spare Parts, Optional Spare Parts, and Additional Spare Parts;

“Special Tools” means “Specialized Tools” as listed in Appendix N to Exhibit 1 (Train Technical Specification);

“Standard Services” means the services, work and activities set out in Part 1 of Exhibit 1 (Train Maintenance Specification) during Phase 1 and Phase 2 (if the Phase 2 Trains are ordered pursuant to a Phase 2 Notice);

“Sub-Contract” means any contract awarded or to be awarded by the Maintainer in relation to or connected with the carrying out of its obligations under this Agreement and any sub-contract of any tier;

“Sub-Contractor” means any person with whom the Maintainer has entered into a Sub-Contract and any sub-contractor of any tier. For the avoidance of doubt, Sub-Contractor does not include direct or indirect sourcing suppliers of the Maintainer;

“Subsidiary” of a person means a corporation, partnership, joint venture, limited liability company or other business entity now or hereafter, directly or indirectly, owned or Controlled by, or owning or Controlling, or under common Control with one of the parties, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or Control exists;

“Supplied Equipment” means the Phase 1 Supplied Equipment and, if ordered pursuant to Section 5, the Phase 2 Spare Parts and the Option Spare Parts;

“Suspension Period” has the meaning given to it in Section 18.6

“Technical Performance Reports” has the meaning given to it in Section 7.1.1;

“Term” has the meaning given to it in Section 2.1;

“Termination Notice” has the meaning given to it in Section 16.2.1;

“Third-Party Software” means software provided by the Contractor that is licensed from third-party suppliers and has been installed in or on a Train, Vehicle, Part or item of Supplied Equipment.

“Total Loss” means the actual, agreed, constructive, arranged or compromised total loss or destruction of any Vehicle, Train or Spare Part, or such Vehicle, Train or Spare Part being rendered permanently unfit for its intended and normal use or rendering repair impractical or uneconomic;

“Train” means the Phase 1 Trains and, if ordered pursuant to Section 5 of the VTC, the Phase 2 Trains and Option Trains;

“Train Maintenance Specification” or “TMS” means the specification set out in Exhibit 1 (Train Maintenance Specification);

“Train Plan” means the train plan attached hereto and incorporated by reference herein as Exhibit 2;

“Train Plan Parameters” shall have the meaning given to it in Exhibit 3 (Train Plan Parameters);

“Train Preparation Procedure” shall have the meaning given to it in Section 6.12;

“Train Technical Specification” means the specification set out in Exhibit (Train Technical Specification) of the VTC;

“Update” means software which fixes a defect in the Software necessary to maintain the same functionality and performance of such Software.

“USA Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001));

“Vehicle” means any coach or locomotive that forms part of a Phase 1 Train, a Phase 2 Train or part of any Phase 2 Order or Option Order under the VTC;

“VTC” has the meaning set forth in the Preamble of this Agreement;

“Warranty Period” means twelve (12) months.

1.2	Construction

In this Agreement, unless otherwise indicated:

1.2.1	the headings in this Agreement are only for convenience and shall not affect its interpretation;

1.2.2	the singular includes the plural and vice versa;

1.2.3	a reference to a Section or to an Exhibit shall be to a section of or, as the case may be, an exhibit, to this Agreement and references to this Agreement include its recitals and exhibits;

1.2.4
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with the requirements of this Agreement;

1.2.5	references to a party or person shall include its legal representatives, successors, permitted transferees and permitted assignees;

1.2.6	references to a statute shall include any subordinate legislation made from time to time under it and shall be construed so as to refer to such statute as it is amended or modified from time to time;

1.2.7	the terms “include” or “including” are to be construed as meaning “including, without limitation”;

1.2.8
any amounts which are said to be “adjusted” or subject to “adjustment” shall, unless otherwise stated, be references to such amounts which are to be adjusted in accordance with the Price Adjustment Formula set forth in Exhibit 10 (Price Adjustment Formula).

1.3	Precedence

1.3.1	In the event of any inconsistency or discrepancy between the documents forming part of this Agreement, the following order of precedence shall apply:

(a)	this Agreement;

(b)	the Train Maintenance Specification;

(c)	the Performance Regime;

(d)	all other Exhibits to this Agreement.

1.4	Notification of errors and discrepancies

Each party agrees to notify the other party in writing immediately upon becoming aware of a discrepancy or error within the Sections of this Agreement, between the Sections and the Exhibits, between the provisions of any Exhibit or within any Exhibit and, the parties shall discuss in good faith how to resolve such discrepancy or error.

2.	TERM

2.1	Duration

The Maintainer shall supply the Services in accordance with the terms of this Agreement from the Effective Date until the thirtieth (30th) annual anniversary of the first date of Passenger Revenue Service (the “Term”).

2.2	Break Option

The Owner may terminate this Agreement as of the end of the fourteenth (14th) Revenue Service Year without incurring any penalty for early termination provided it gives at least six (6) months’ notice in advance and in writing to the Maintainer (“Break Option”).

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representation and Warranties

The Maintainer represents and warrants to the Owner that as of the date of this Agreement:

3.1.1	the Maintainer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

3.1.2
the Maintainer has the power to carry on its business as it is now being conducted and has all licenses, consents, approvals, permits, authorizations, exemptions and certifications required for that purpose and for the proposed activities under this Agreement;

3.1.3
the Maintainer is duly qualified to do business, and is in good standing, in the State of Florida and will remain in good standing throughout the duration of this Agreement and for as long thereafter as any obligations remain outstanding under this Agreement;

3.1.4
the Maintainer has the full power, right and authority to (i) execute, deliver and perform its obligations under this Agreement and the Contract Documents and (ii) carry out and consummate the transactions contemplated thereby;

3.1.5
the execution, delivery and performance by the Maintainer of this Agreement has been duly authorized by all necessary corporate and other action. Each person executing this Agreement on the Maintainer’s behalf has been duly authorized to execute and deliver the same on the Maintainer’s behalf and this Agreement has been duly executed and delivered by the Maintainer;

3.1.6	executing and delivering this Agreement and performing its obligations under this Agreement will not:

(a)	conflict with the terms of the Maintainer’s organizational documents;

(b)	conflict with or result in a breach of any existing contract or in the creation of any Security Interest over the Maintainer or any of its property; or

(c)	contravene any provision of any Applicable Law or Regulation binding on the Maintainer;

3.1.7
this Agreement constitutes the legal, valid and binding obligation of the Maintainer, enforceable against the Maintainer in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the enforceability of the rights of creditors generally and general principles of equity;

3.1.8
there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Maintainer, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Maintainer or any of its Subsidiaries that either individually or in the aggregate would have a material adverse effect upon the Maintainer’s financial condition or business or its ability to perform its obligations under this Agreement;

3.1.9
the reviewed consolidated financial statements of the Maintainer have been prepared in accordance with International Financial Reporting Standards (IFRS) and present in all material respects a true and fair view of the financial condition of the Maintainer as of the dates the financial statements were prepared. To the best of Maintainer’s knowledge, having made all prudent inquiries as of the date of this Agreement, there has been no change in the financial condition of the Maintainer since the date of the reviewed financial statements that would have a material adverse effect upon the Maintainer’s ability to perform its obligations under this Agreement;

3.1.10
all written information supplied by the Maintainer, or any of its representatives or advisors, to the Owner in connection with this Agreement was true and accurate in all material respects both when given and on the date on which this representation is made and there are no other facts or matters the omission of which made any statement or information contained in the written information provided to Owner or to any of its representatives or advisors misleading in any material respect as of the relevant date of delivery thereof or the date on which this representation is made and all expressions of opinion contained therein were honestly made on reasonable grounds after due and careful enquiry;

3.1.11	none of the Maintainer Events of Default has happened and the Maintainer is not aware that a Maintainer Event of Default is likely to happen;

3.1.12
the Maintainer is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act;

3.1.13
Neither the Maintainer nor, to the knowledge of the Maintainer, any director, officer, agent or employee thereof, is (i) a person or entity named on the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time or (ii) is (a) an agency of the government of a country, (b) an organization controlled by a country, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person. No part of the proceeds of the payments made hereunder will, to the knowledge of the Maintainer, be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person; and

3.1.14
no part of the proceeds of the payments made hereunder to the knowledge of the Maintainer will be used, directly or indirectly, for any payments to any governmental official or employee thereof, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

The Maintainer acknowledges and agrees that the Owner is relying on the representations and warranties above and is entering into this Agreement on the basis of them.

3.2	Representations and Warranties by the Owner

The Owner represents and warrants to the Maintainer that as of the date of this Agreement:

3.2.1	the Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

3.2.2
the Owner has the full power, right and authority to (i) execute, deliver and perform its obligations under this Agreement and the Contract Documents and (ii) carry out and consummate the transactions contemplated thereby;

3.2.3
the execution, delivery and performance by the Owner of this Agreement has been duly authorized by all necessary organizational and other action. Each person executing this Agreement on the Owner’s behalf has been duly authorized to execute and deliver the same on the Owner’s behalf and this Agreement has been duly executed and delivered by the Owner;

3.2.4	executing and delivering this Agreement and performing its obligations under this Agreement will not:

(a)	conflict with the terms of the Owner’s organizational documents;

(b)	conflict with or result in a breach of any existing contract to which the Owner is a party;

3.2.5	the Owner is a wholly-owned Subsidiary of AAF Holdings LLC;

3.2.6
this Agreement constitutes the legal, valid and binding obligation of the Owner, enforceable against the Owner in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the enforceability of the rights of creditors generally and general principles of equity;

3.2.7
there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Owner, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Owner that either individually or in the aggregate would have a material adverse effect upon the Owner’s financial condition or business or its ability to perform its obligations under this Agreement.

The Owner acknowledges and agrees that the Maintainer is relying on the representations and warranties above and is entering into this Agreement on the basis of them.

4.	RELATIONSHIP WITH THE OPERATOR AND REPRESENTATIVES

4.1	Acknowledgement of the Owner’s right to sub-contract

4.1.1
The Maintainer acknowledges that the Owner may perform the AAF Services with its own personnel or the Owner may contract with an Operator to undertake the operation of the AAF Services. In the event that the Owner performs the AAF Services with its own personnel, the Owner will be deemed to be the Operator for purposes of this Agreement; and

4.1.2	The Maintainer acknowledges that, subject to Section 4.1.3, the Owner is entitled to, by notice in writing to the Maintainer:

(a)	sub-contract all or any of its obligations and functions under this Agreement to the Operator and/or any member of the Owner Group; and/or

(b)	appoint the Operator and/or any member of the Owner Group to exercise all or any of the Owner’s rights, powers and entitlements under this Agreement as agent for or representative of the Owner,

in each case the “Approved Party,” provided that the Owner shall retain full responsibility and liability (under, and subject to the terms and conditions (including limitations) of, this Agreement) for the acts and omissions of the Approved Party when carrying out any of the Owner’s rights, powers, obligations and responsibilities under this Agreement as if such acts and omissions were those of the Owner itself. The approval or decision of the Approved Party shall constitute an approval or decision of the Owner.

4.1.3	The Owner shall not be entitled to appoint an Operator to undertake on its behalf:

(a)	the Owner’s payment obligations under this Agreement;

(b)	the Owner’s rights and obligations in relation to Changes under this Agreement; or

(c)	the Owner’s right to terminate this Agreement.

4.2	Notification

The Maintainer may rely on the authority granted under a written notice served pursuant to Section 4.1.2 and such authority shall only lapse in accordance with the terms of the written notice or where otherwise notified in writing by the Owner.

4.3	Cooperation

4.3.1
The Maintainer shall cooperate in all respects with the Approved Party as if it were the Owner and at the request of the Owner shall provide to the Approved Party any assistance reasonably requested by the Approved Party to undertake any functions.

4.3.2
The Parties acknowledge that the Owner may provide any information or documents it receives in respect of or relating to this Agreement from the Maintainer or from any third party in relation to or on behalf of the Maintainer to the Approved Party to enable it to undertake its functions subject to the Approved Party’s agreement to a non-disclosure agreement between the Maintainer and the Approved Party. The Approved Party may only use such information or documents to perform the Owner’s duties under this Agreement.

4.4	Representatives

In carrying out or exercising any rights, duties and obligations under this Agreement or the other Contract Documents, the Owner shall always be entitled to consult the Approved Party and shall be entitled to bring a representative of the Approved Party to any meeting or discussion on any matter relating to this Agreement.

4.5	Definition of Operator

REFERENCES IN THIS CLAUSE TO THE “OPERATOR” SHALL BE DEEMED TO INCLUDE ANY AGENTS, SUB-CONTRACTORS OF ANY TIER, OFFICERS AND EMPLOYEES OF SUCH OPERATOR FROM TIME TO TIME SO LONG AS SUCH AGENTS OR SUB-CONTRACTORS ARE IDENTIFIED AS AGENTS OR SUB-CONTRACTORS OF THE OPERATOR AND THE OPERATOR AGREES TO BE RESPONSIBLE AND LIABLE FOR THE ACTS AND OMISSIONS OF THE AGENT OR SUB-CONTRACTOR.

5.	THE SERVICES

5.1	Service Provision

5.1.1
The Maintainer shall carry out the Services in relation to the Trains, Vehicles, Parts, Supplied Equipment and Additional Equipment, in accordance with all Applicable Laws and Regulations, any Relevant Approval applicable to the Maintainer’s maintenance of the Trains, the Train Plan, the Operation and Maintenance Manuals, the requirements of the Performance Regime, the Train Maintenance Specification, the Maintenance Plan, the Quality Plan and the Safety Plan and so as to ensure that the Trains, Vehicles, Parts and Supplied Equipment are in a condition which is consistent with Exhibit 6 (Redelivery Condition) and are Fit for Purpose at all times; and

5.1.2
The Maintainer agrees to commence on-site activities at the Phase 1 Maintenance Facility at least ninety (90) days prior to the Delivery of the first (1st) Train as provided for under the most recently updated Exhibit 4 (Delivery Schedule) of the VTC.

5.2	Standard of Performance

Throughout the Term the Maintainer shall in performing its obligations under this Agreement:

5.2.1
perform its obligations in accordance with all due skill, care, diligence, prudence and foresight to be expected of appropriately qualified and experienced professional maintainers of railway vehicles with experience in carrying out work of a similar scope, type, nature and complexity to that required from the Maintainer under this Agreement

5.2.2
comply in all respects with the standards or methods of performance detailed in the Train Maintenance Specification, the Train Plan, the Train Plan Parameters, the requirements of the Performance Regime, the Safety Plan, the Quality Plan, the Maintenance Plan, and the Operation and Maintenance Manuals,

5.2.3	perform its obligations in a safe manner and free from any material risk to the health and well-being of persons using, operating or maintaining, or involved in the management of the Trains;

5.2.4
without prejudice to the foregoing, exercise due skill, care, diligence and best safety practice in the performance of its obligations under this Agreement and not in any manner endanger the health and safety or unreasonably interfere with the proper performance of the duties of the Owner’s employees or those of any third parties;

5.2.5
provide personnel to carry out the Services that are competent in accordance with relevant industry standards and where appropriate have sufficient skill and competence to undertake safety critical work.

       5.3            Excusing Causes

5.3.1
Subject to Section 5.3.2, the Maintainer shall not be liable for any failure to carry out the Services or comply with the requirements of the Performance Regime or any other obligation under this Agreement to the extent that such failure has arisen as a result of an Excusing Cause (except to the extent that such Excusing Cause has arisen due to an act, omission, negligence or default of the Maintainer or any of its Sub-Contractors, agents or the employees or suppliers of any of the foregoing, or due to the Maintainer’s performance, non-performance or purported performance of its obligations under this Agreement (including in relation to the provision of Additional Services) or the VTC). If the Maintainer claims that an Excusing Cause has occurred, the Owner shall acting reasonably determine in accordance with this Section 5.3 whether or not such Excusing Cause has occurred and if so to what extent the Maintainer is relieved from carrying out the Services and/or complying with the requirements of the Performance Regime. The Excusing Causes are:

(a)
the total loss or destruction of such Train or any damage to such Train rendering repair of such Train impractical or uneconomic, or such Train being rendered permanently unfit for its intended use (except to the extent that such loss, destruction or damage is caused by a Maintainer Fault or the failure of the Maintainer to provide the Services);

(b)
a Train or Vehicle is not returned to the Maintainer in accordance with the Train Plan Parameters, the Hand-Back Procedure or the Hand-Over Procedure (except to the extent that such failure is caused by a Maintainer Fault or the failure of the Maintainer to provide the Services);

(c)	the occurrence of Fault other than a Maintainer Fault;

(d)	the occurrence of a material accident or act of non-isolated vandalism or a necessity of replacing an item due to cosmetic reasons;

(e)
subject to (c) above, loss or damage to a Vehicle or a Train has occurred, except to the extent that such Total Loss is caused by a Maintainer Fault, the failure of the Maintainer to provide the Services or any failure by the Maintainer to comply with the Exhibit 4 (Performance Regime);

(f)	condemnation, confiscation or seizure of a Train by a Governmental Authority;

(g)	defective infrastructure, railway environment or other defects in the Owner Network;

(h)
contamination of the Maintenance Facility from Hazardous Materials to the extent such contamination impedes the Maintainer’s ability to perform the Services (except to the extent that such contamination is caused by the Maintainer);

(i)	caused by the wilful misconduct of the Owner or a breach by the Owner of its obligations under the MTC; or

(j)	caused by a station closure.

5.3.2
The Maintainer shall use commercially reasonable efforts to mitigate the effect of any Excusing Cause and shall continue to perform the Services, and comply with the requirements of the Performance Regime for the unaffected Service, to the best of its ability following any Excusing Cause. As soon as the Maintainer believes or knows that any of the occurrences set out in Section 5.3.1 may occur or has occurred it will, as soon as reasonably practicable, notify the Owner of the same in writing.

5.3.3
If, in the opinion of the Maintainer, the Excusing Cause will result in the Maintainer being unable to carry out part of the Services in accordance with this Agreement or being unable to fully comply with the Performance Regime, the Maintainer shall give written notice as soon as reasonably practicable to the Owner’s Representative (to be substantially in the form set out in Part A of Appendix A to Exhibit 7 (Parties’ Representatives) a draft of which is to be prepared by the Maintainer and provided to the Owner for its reasonable approval no later than six (6) months before the first Train is scheduled to be tendered for Conditional Acceptance under the VTC) of the occurrence and the details of the measures which the Maintainer has adopted and/or proposes to adopt to avoid or reduce the effects of the Excusing Cause on its ability duly to comply with its obligations under this Agreement

5.3.4
If the Owner’s Representative acting reasonably believes that the Maintainer is entitled to treat the Excusing Cause as a reason not to carry out some or all of the Services and/or fully comply with the requirements of the Performance Regime, then, as soon as reasonably practicable, but no later than three (3) days after receipt of a full and detailed description pursuant to Section 5.3.3, the Owner’s Representative acting reasonably shall determine, grant and notify the Maintainer of the relevant relief by written notice (to be substantially in the form set out in Part B of Appendix A to Exhibit 7 (Parties’ Representatives) a draft of which is to be prepared by the Maintainer and provided to the Owner for its reasonable approval no later than six (6) months before the first Train is scheduled to be tendered for Conditional Acceptance under the VTC) and shall detail the extent to which the Maintainer is relieved from carrying out the Services and/or complying with the requirements of the Performance Regime and the time period for which such relief shall apply including an extension of time equal to the time the Representative has taken to respond.

5.3.5
If the Owner’s Representative decides that the Maintainer is not entitled to relief from its obligations to carry out the Services and/or comply with the requirements of the Performance Regime, the Owner’s Representative shall notify in writing the Maintainer as soon as reasonably practicable, but no later than three (3) days after receipt of a full and detailed description pursuant to Section 5.3.3 (to be substantially in the form set out in Part C of Appendix A to Exhibit 7 (Parties’ Representatives) a draft of which is to be prepared by the Maintainer and provided to the Owner no later than six (6) months before the first Train is scheduled to be tendered for Conditional Acceptance under the VTC). If the Maintainer does not agree with the determination of the Owner’s Representative, the parties agree that they will resolve the matter in accordance with Section 36 (Dispute Resolution).

5.3.6
Any relief given by the Owner’s Representative under this Section 5.3 shall not of itself entitle the Maintainer to relief for subsequent occurrences of Excusing Causes. The Maintainer must make a separate claim under this Section 5.3 for relief each time an Excusing Cause occurs or the Maintainer believes an Excusing Cause will occur.

5.3.7
Subject to Section 21, any relief granted by the Owner’s Representative to the Maintainer shall constitute full compensation and satisfaction for any loss sustained or sustainable by the Maintainer with respect to any matter in connection with which that relief is granted.

5.3.8
The Maintainer shall not be entitled to relief for any Excusing Cause if it fails to give notification to the Owner’s Representative within five (5) Business Days of the Maintainer becoming aware of such Excusing Cause.

5.4          Fault Rectification

Notwithstanding the Owner’s rights under the Performance Regime, the Maintainer shall make good any Fault, subject to the operation of the Additional Services Regime, which occurs in any Train during the Term:

5.4.1	as soon as is reasonably practicable and in any event commencing within five (5) days of becoming aware of such Fault; or

5.4.2
where the Maintainer does not have the Spare Parts required to rectify such Fault (other than as a result of a breach by the Maintainer of this Agreement) within such time as the parties may agree, acting reasonably, can be required to make good such Fault.

5.5          Hand-Back Procedure and Hand-Over Procedure

The Maintainer shall provide the Owner with a draft hand-back procedure and hand-over procedure no later than six (6) months before the first Train is scheduled to be tendered for Conditional Acceptance under the VTC.  The Owner acting reasonably in each case shall notify the Maintainer of any amendments requested to the draft hand-back procedure and hand-over procedure within one (1) month of receiving the hand-back procedure and hand-over procedure from the Maintainer and the Maintainer shall incorporate such amendments.  The Maintainer shall provide the Owner with the final version of the hand-back procedure and hand-over procedure (in hard copy and electronic form) (the “Hand-Back Procedure” and “Hand-Over Procedure,” respectively) within fourteen (14) days of the Owner notifying the Maintainer of any amendments.

5.6          Fault Notification Procedure

The Maintainer shall provide the Owner with a draft fault notification procedure substantially in the form of the template fault notification procedure set out in Exhibit 9 (Template Fault Notification Procedure) no later than six (6) months before the first Train is scheduled to be tendered for Conditional Acceptance under the VTC.  The Owner acting reasonably shall notify the Maintainer of any amendments requested to the draft fault notification procedure within one (1) month of receiving the draft fault notification procedure and the Maintainer shall incorporate such amendments.  The Maintainer shall provide the Owner with the final version of the Fault Notification Procedure (in hard copy and electronic form) (the “Fault Notification Procedure”) within fourteen (14) days of the Owner notifying the Maintainer of any amendments.

5.7          Redelivery Condition

Upon the termination of this Agreement or the expiration of the Term, the Maintainer shall return the Trains, Vehicles, Parts and Supplied Equipment to the Owner in the Redelivery Condition and at the Maintenance Facility specified by the Owner and shall comply with its obligations as set out in Exhibit 6 (Redelivery Condition).

5.8          Sub-Contractors

5.8.1	The Maintainer agrees that it shall only use Sub-Contractors approved by Owner to carry out the Services, which approval may not be unreasonably withheld by Owner.

5.8.2
The Maintainer shall retain responsibility in full for all of its obligations under this Agreement and any act, omission, breach of contract or negligence of any Sub-Contractors, agents or employees under its control shall for the purposes of this Agreement be deemed to be the act, omission, breach of contract or negligence of the Maintainer.

5.8.3
The Maintainer agrees that any Sub-Contractors appointed pursuant to Section 5.8.1 that provide safety critical Services will be approved by the Owner in accordance with all Applicable Laws and Regulations and in accordance with the Safety Plan and Quality Plan.

5.9          Rescue of Trains which fail on the Owner Network

The Owner agrees that in the event that any of the Trains or Vehicles ceases to be operable while on the Owner Network or is derailed, the Owner shall be responsible for arranging for its removal from the Owner Network and transfer to a Maintenance Facility.

5.10        Provision of Services by Permitted Third Parties

5.10.1	The Owner shall be entitled itself or to contract with a third party (including the Operator) to undertake execution or re-execution of any work or any of the Services:

(a)	to avoid or mitigate a serious and imminent risk that exists to the health or safety of persons or property or to the environment where Maintainer refuses or is unable to perform the Services;

(b)	where Maintainer has provided Owner with a notice of a Force Majeure Event and such Force Majeure Event prevents the Maintainer from performing the Services at issue in accordance with this Agreement;

(c)
any remedial or other work that in the reasonable opinion of the Owner is immediately necessary and where the Maintainer is unable or unwilling to respond promptly or within such timeframe as is reasonably requested;

(d)
to the extent that the Maintainer is in breach of its obligations under this Agreement and after written notice from the Owner requiring the Maintainer to remedy such breach within such reasonable time frame as the circumstances allow, the Maintainer has failed or has refused to take such necessary action; and/or

(e)	repairs necessitated by damage to the Trains and Vehicles resulting from derailments and vehicular or train accidents where the Maintainer refuses or is unable to perform the Services.

5.10.2	Except in the case of an emergency where time does not permit, if Section 5.10.1 applies and the Owner wishes to take action, the Owner shall notify the Maintainer in writing of the following:

(a)	the action it wishes to take;

(b)	the reason for such action;

(c)	the date it wishes to commence such action;

(d)	the time period it believes will be necessary for such action; and

(e)	to the extent practicable, the effect on the Maintainer and its obligation to provide the Services during the period such action is being taken.

5.10.3
The Owner may take such action as specified under Section 5.10.2 and any consequential additional action as it reasonably believes is necessary (together, the “Required Action”) and the Maintainer shall give all reasonable assistance to the Owner while it is taking such Required Action.  The Owner shall be entitled to contract with an appropriately qualified third party (including, where appropriate, the Operator) to undertake any Required Action and all references in this Section 5.10 to the Owner taking any Required Action shall be construed as including any such third party contracted by the Owner.

5.10.4
The Maintainer shall, free of charge, allow the Owner and any third party appointed by the Owner in connection with any Required Action to have access to the Trains in its control, the Supplied Equipment, the Additional Equipment in the Maintenance Facilities and other property used by the Maintainer to perform its Services under this Agreement and cooperate with the Owner and such third party to enable the Required Action to be carried out.

5.10.5
The cost of any Required Action taken by Owner caused by the Maintainer having breached its obligations under this Agreement may be deducted from any payments for Services otherwise due and owing to Maintainer pursuant to Section 41 (Set-Off).

5.10.6
The Owner shall ensure that in undertaking the Required Action, the Owner and any third party appointed by the Owner complies in all respects with all Applicable Laws and Regulations, the standards or methods of performance detailed in the Train Maintenance Specification, the Train Plan, the Train Plan Parameters, the requirements of the Performance Regime, the Safety Plan, the Quality Plan, the Maintenance Plan, and the Operation and Maintenance Manuals. The Owner agrees to provide to the Maintainer all information relating to the performance of any Required Action that is required by the Maintainer in order to carry out its obligations under this Agreement.

5.10.7
The Owner and any third party appointed by the Owner must comply with the standards of performance applicable to the Maintainer pursuant to Sections 5.2.1 through 5.2.5, as if the Owner were the Maintainer pari passu.

5.10.8
The Owner will notify the Maintainer in writing of the date on which the Required Action shall cease. Following such notification, the Parties shall cooperate in order for the Maintainer to resume full Services without any degradation in the Services.

5.10.9
The Owner shall use commercially reasonable efforts to assign to the Maintainer the benefit of any warranties relating to works carried out by the Owner or third-party contractors in connection with the Required Action.

5.10.10
The exercise by the Owner of its rights under this Section 5.10 shall it not relieve the Maintainer from its obligations and liabilities under this Agreement or prejudice the Maintainer from its rights under the Agreement, provided however, that the Maintainer shall not have any obligations under Section 10 (Performance Regime), Section 14 (Warranties) or Section 21 (Indemnity) relating to the work performed and services provided in connection with the Required Action.

5.10.11	Any disputes between the Owner and Maintainer arising from this Section 5.11 may be referred by either party for resolution in accordance with Section 36 (Dispute Resolution).

5.11         Additional Services

The parties shall comply with the Additional Services Regime set out in Part 2 of Exhibit 1 (Train Maintenance Specification).

5.12         Additional Train Availability

5.12.1
The Owner may, by not less than two (2) Business Days’ written notice, request that the Maintainer make available Additional Train(s) in its control on any day or days in excess of the maximum number of Trains that the Train Plan and the Train Plan Parameters contemplate being in service on that day.  Any such notice shall provide relevant information with respect to any Train(s) required.

5.12.2
The Maintainer shall use commercially reasonable efforts to make Additional Train(s) available in its control to satisfy any such Owner request, having regard for the Maintainer’s maintenance requirements and subject to the Maintainer’s ability to comply with its other obligations under this Agreement.

5.12.3
The Maintainer shall respond to any such request from the Owner as soon as practicable stating whether the Maintainer is able to make any Additional Train(s) available and, if the Maintainer is able to do so, the Owner may request those Additional Train(s) to be available by including them in the Train Plan and Train Plan Parameters.

5.13         Transitioning of the Primary Maintenance Facility

The Owner agrees to provide Maintainer with sixty (60) days advanced written notice of the projected availability date of the Phase 2 Maintenance Facility. The Maintainer will  transition Maintainer’s necessary equipment, parts and personnel from the Phase 1 Maintenance Facility to the Phase 2 Maintenance Facility in accordance with the Performance Regime and in a manner designed to limit any effect on the provision of Services. Completion of the transition to the Phase 2 Maintenance Facility shall be orchestrated to coincide with the commencement of Passenger Revenue Service to and from the Orlando International Airport station. Following the completion of the transition, the Phase 2 Maintenance Facility will be the primary Maintenance Facility, although the Maintainer agrees to retain sufficient personnel and equipment at the Phase 1 Maintenance Facility in order to perform spot maintenance.

6.	PLANS AND MANUALS

6.1          Train Plan and Train Preparation Procedure

6.1.1
The Owner shall consult with the Maintainer in the revision of the Train Plan, if necessary, and the Owner shall (acting reasonably) prepare such revisions no later than six (6) months before the first Train is scheduled to be tendered for Conditional Acceptance under the VTC.  The Train Plan will allow flexibility, operational robustness and time for maintenance, in each case as would be reasonable for the Trains assuming that the Maintainer complies with its obligations under this Agreement and in each case in accordance with the Maintenance Plan and the Train Plan Parameters.

6.1.2
The Maintainer shall provide the Owner with a draft train preparation procedure no later than six (6) months before the first Train is scheduled to be tendered for Conditional Acceptance under the VTC.  The Owner, acting reasonably, shall notify the Maintainer of any reasonable amendments requested to the draft train preparation procedure within four (4) weeks of receiving the draft train preparation procedure from the Maintainer, and the Maintainer shall incorporate such amendments.  The Maintainer shall provide the Owner with the final version of the train preparation procedure (in hard copy and electronic form) (the “Train Preparation Procedure”) within fourteen (14) days of the Owner notifying the Maintainer of any amendments. The Train Preparation Procedure will reflect the characteristics of the Train.

6.1.3	The Maintainer shall comply with the Train Plan and shall deliver the Trains to the Owner by the Entry Time and at the Entry Point in accordance with the Train Plan and the Hand-Over Procedures.

6.1.4	Subject to Section 6.2, it shall be permissible for the Owner to amend the Train Plan from time to time. The consequences of amendments to the Train Plan shall be dealt with as follows:

(a)	consequences of mileage changes shall be determined in accordance with Part 2 of Exhibit 5 (Service Payments);

(b)
consequences of any change where the Train Plan will remain within the Train Plan Parameters (a “Permitted Change”) shall not entitle the Maintainer to any change to or relief from its obligations under this Agreement including under the Performance Regime or to any compensation or  any additional payment other than as provided in Section 6.1.4(a); and

(c)	consequences of any change where the Train Plan does not remain within the Train Plan Parameters shall be as set out in Section 6.1.6.

6.1.5
Where there is a change to the Train Plan, the Owner shall submit to the Maintainer the revised Train Plan by no later than 10:00 p.m. Eastern Time on the day before the requested implementation date of the revised Train Plan.

6.1.6
Where changes to the Train Plan mean that the Train Plan cannot remain within the Train Plan Parameters, the Owner shall nevertheless be entitled to issue the revised Train Plan by no later than 10:00 p.m. Eastern Time on the day before the requested implementation date of the revised Train Plan.  The Maintainer shall use commercially reasonable efforts to cooperate and to comply with the revised Train Plan and, at the Owner’s discretion, either:

(a)
any Fault which the Owner agrees (acting reasonably) arises as a direct result of the Train Plan falling outside the Train Plan Parameters shall be an Excusing Cause and the Maintainer shall be entitled to claim its direct losses resulting from exercising such commercially reasonable efforts provided that the Maintainer has provided the Owner with reasonable supporting information to evidence such direct losses; or

(b)	the changes to the Train Plan shall be a Change and shall comply with the process outlined in Section 8 (Changes).

6.2          Maintenance Plan

6.2.1
The Maintainer shall provide a draft maintenance plan to the Owner six (6) months before Acceptance of the first Train to demonstrate how the Maintainer will meet the requirements of Exhibit 1 (Train Maintenance Specification).

6.2.2	The Owner shall, acting reasonably, notify the Maintainer of any amendments requested within one (1) month of receiving the draft maintenance plan from the Maintainer.

6.2.3
The Maintainer and the Owner agree to discuss such comments in good faith and, following such discussion, the Maintainer shall incorporate the amendments requested by the Owner and provide the Owner with updated versions of the draft maintenance plan for approval (in hard copy and electronic form) within two (2) weeks of the Owner notifying the Maintainer of any amendments.

6.2.4	Once approved by the Owner, the final version shall be deemed to be the Maintenance Plan for the purposes of this Agreement.

6.3          Other Plans

6.3.1	The Maintainer shall provide the Owner with drafts of the following plans within six (6) months of the date of this Agreement:

(a)	Quality Plan; and

(b)	Safety Plan.

6.3.2	The Owner shall, acting reasonably, notify the Maintainer of any amendments requested to the draft Plans within one (1) month of receiving the draft Plans from the Maintainer.

6.3.3
The Maintainer and the Owner agree to discuss such comments in good faith and, following such discussion, the Maintainer shall incorporate the amendments requested by the Owner and provide the Owner with updated versions of the Plans for agreement (in hard copy and electronic form) within two (2) weeks of the Owner notifying the Maintainer of any amendments.

6.3.4	Once approved by the Owner, the final versions shall be deemed to be the final Plans for the purposes of this Agreement.

6.4          General

6.4.1	Once agreed pursuant to this Section 6 the Maintainer shall:

(a)	provide the Owner with three (3) full hard copy sets of each of the Plans together with on (1) CD-Roms of the same; and

(b)	comply with the provisions of the Plans at all times throughout the course of this Agreement unless otherwise agreed with the Owner.

6.4.2	The Owner shall be entitled, free of charge, to make as many copies of the Plans as it requires.

6.5          Operation and Maintenance Manuals

The Contractor shall provide the Operation and Maintenance Manuals under the VTC and these Operation and Maintenance Manuals shall be the manuals the Maintainer shall comply with for the purposes of this Agreement.

6.6          Updating

With respect to each Train or Vehicle throughout the Term, the Maintainer shall maintain and update the Operation and Maintenance Manuals and provide, maintain and update Maintenance Records and records required by this Section  6 in relation to the provision of the Services and in accordance with the provisions of this Agreement and all Applicable Laws and Regulations and to conform with each successive updated version of the Operation and Maintenance Manuals. Maintenance Records and records referred to in this Section 6.6 shall be numbered successively whereupon the previous version of such document shall cease to apply. Any update or amendments to the Operation and Maintenance Manuals shall require the consent of the Owner; however, the Owner may only withhold consent to such amendment to the Operation and Maintenance Manuals where it reasonably believes that the change:

6.6.1	would adversely affect the maintenance and/or safety of the Vehicles or Parts;

6.6.2	would have an adverse effect on the residual value of the Vehicles and/or the ability of the Vehicles to be operated in Passenger Revenue Service on the Owner Network; or

6.6.3	does not comply with Section 8;

7.	TECHNICAL RECORDS

7.1	The Maintainer will maintain records of the maintenance and repairs it carries out using:

7.1.1	Maintainer’s computerized maintenance management system; and

7.1.2	a hard copy, Vehicle-by-Vehicle maintenance log,

and shall retain records throughout the Term (the “Technical Performance Reports”).

7.2
The Maintainer agrees to record all required data as soon as reasonably practicable and in any case no later than one (1) hour before the time specified in the Train Plan as the Entry Time for that Train or such later time as may be agreed by the Owner.

7.3	The Maintainer shall ensure the Owner is provided throughout the Term with Technical Performance Reports including:

7.3.1	work orders completed;

7.3.2	open work orders; and

7.3.3	train status (including maintenance exams, maintenance plan and maintenance schedule).

7.4
The Maintainer shall prepare Technical Performance Reports as required by this Agreement and it shall at all times during the Term do all things necessary to accurately maintain all such records.  Subject to this Section 7, the Maintainer shall maintain all such records in accordance with all Applicable Laws and Regulations.  The Maintainer shall not destroy any such records without the prior written consent of the Owner.

7.5
The Maintainer shall keep and maintain clear, adequate and accurate records and documentation on a Vehicle-by-Vehicle basis to show to the Owner’s reasonable satisfaction that the Services have been and are being carried out in accordance with the Train Plan, the Train Maintenance Specification, the Maintenance Plan, the requirements of the Performance Regime, all Applicable Laws and Regulations, the Quality Plan, the Safety Plan, mileage information, the date of the next maintenance and overhaul service due and the reasonable requirements of the Owner.

7.6
The Maintainer shall keep and maintain accurate and complete records in a form reasonably satisfactory to the Owner of the performance of the Key Components of the Trains which are the subject of maintenance and repairs and cooperate with the Owner so that the Owner can thoroughly understand the repair cycle, rate of deterioration and/or failure of such Key Components.

The Maintainer will deliver to the Owner at the expiration or earlier termination of the Maintainer’s obligation to carry out the Services under this Agreement, all the Operation and Maintenance Manuals, Maintenance Records and all those records required to be kept by the Maintainer under Sections 6.6 to 7.6 free of charge.

7.7
The Operation and Maintenance Manuals and Maintenance Records, but not the Intellectual Property Rights therein, and all those records required to be kept by the Maintainer under Sections 6.6 to 7.6 shall be the property of the Owner subject to Section 15 and title thereto shall be vested in the Owner, in the case of the Operation and Maintenance Manuals, upon their delivery to the Owner pursuant to the terms of the VTC, and in the case of the Maintenance Records and the records required to be kept under Sections 6.6 to 7.6, upon their creation.

7.8
If any Modification is made to a Train, Vehicle, item of Supplied Equipment or item of Additional Equipment, the Owner shall take whatever steps are necessary (if any) in order to ensure that the necessary approvals for authority to operate such Train or Vehicle in Passenger Revenue Service are obtained.  The Maintainer agrees that it will provide the Owner with such information and support as are reasonably necessary to enable the Owner to obtain any such approvals and any registrations that the Owner may make.

7.9
The Maintainer shall establish a catalogue in a format approved by Owner of all the Operation and Maintenance Manuals, Maintenance Records and records required to be kept by the Maintainer under this Section 7 existing as of the date of this Agreement and as supplemented, updated or replaced from time to time, and update that catalogue from time to time.

8.	CHANGES

8.1
If the Owner wishes to introduce a Change of any kind to this Agreement (including to the Plans, Services, the requirements of the Performance Regime, implement a Mandatory Modification, but not including fluctuations in mileage which are governed by Part 2 of Exhibit 5) then the Owner shall complete the relevant sections of a Change Notice to specify the proposed Change and any related actions requested by the Owner to be undertaken by the Maintainer.

8.2
The Maintainer shall respond to the Change Notice in full to the Owner as soon as reasonably practicable and in any event within twenty-one (21) days (or such other time period as is agreed by the parties) and the Maintainer’s response will state:

8.2.1	the effect (if any) of the Change on this Agreement, the Plans, the Services, and the requirements of the Performance Regime;

8.2.2
if implementation of the Change will result in any increase in cost or any increase in any element of the Service Payments, providing that such increase in cost shall be calculated by reference to (i) materials at actual cost plus a margin of five percent (5%) and (ii) appropriate labor rates (subject to adjustment) which shall include all overheads;

8.2.3
if implementation of the Change will result in a cost saving or any reduction in any element of the Service Payments, providing that such reduction in cost shall be calculated by reference to (i) materials at actual cost plus a margin of five percent (5%) and (ii) appropriate labor rates (subject to adjustment) which shall include all overheads; and

8.2.4	any other consequence of the Change Notice.

8.3
If the Maintainer wishes to introduce a Change of any kind to this Agreement (including to the Plans, Services, and the Train Maintenance Specification, and steps, if any, necessary to implement a Mandatory Modification), then the Maintainer shall complete the relevant sections of a Change Notice and send a copy to the Owner.  The Change Notice shall specify the proposed Change, the action the Maintainer will take and reasons for the Change in addition to the information that the Maintainer would have provided pursuant to Section 8.2 if the Change Notice had been submitted by the Owner.

8.4	On receipt of the Maintainer’s response to a Change Notice pursuant to Section 8.2 or a Change Notice from the Maintainer pursuant to Section 8.3, the Owner shall within fourteen (14) days either:

8.4.1	if satisfied with the information provided pursuant to Section 8.2, notify the Maintainer that it wishes to proceed with the Change in which case Section 8.7 shall apply;

8.4.2	if not satisfied with the information provided pursuant to Section 8.2, request (acting reasonably) the Maintainer to reconsider and make a further proposal in relation to the relevant Change.

8.4.3
inform the Maintainer in writing that the Owner does not consider the Change to be necessary (other than in the case of any Mandatory Modification) and instruct the Maintainer to perform its obligations in accordance with the terms of this Agreement without the benefit of the Change, subject to Section 8.10.

8.5
The Owner shall have the right to request the Maintainer to produce any information or any other supporting documentation reasonably required to evaluate the requested Change Notice or the information provided pursuant to Section 8.2 in relation to cost, time and any other consequences specified in the Maintainer’s response to a Change Notice pursuant to Section 8.2 or a Change Notice from the Maintainer pursuant to Section 8.3, with respect to quotations submitted.

8.6	If Section 8.4.2 applies, then:

8.6.1
the Owner and the Maintainer shall negotiate in good faith for a period of up to twenty-eight (28) days after receipt by the Owner of the Maintainer’s proposal in order to seek terms with respect to the relevant Change which are acceptable to them.  At the end of such period, if the parties have agreed to amend the terms of the Change Notice with respect to the relevant Change the Maintainer shall issue to the Owner a new Change Notice (the “Revised Change Notice”);

8.6.2	if the parties cannot agree on the terms of the Change Notice submitted by Owner then the matter may be referred by either party for resolution in accordance with Section 36 (Dispute Resolution).

8.7	Each party shall pay its own costs and expenses, in each case of any nature whatsoever, incurred in connection with:

8.7.1	the consideration of each Change Notice and any response thereto; and

8.7.2	any acts, omissions or correspondence in connection with agreeing the terms of any Change and such costs and expenses shall not be taken into account in pricing any Change.

8.8	Either party shall be entitled to request a Change with respect to a Mandatory Modification.

8.9	Where any Mandatory Modification is required as a result of:

8.9.1	a Change in Law (other than a Discriminatory Change in Law) the Maintainer shall be responsible at its own cost; and

8.9.2	any other reason (including a Discriminatory Change in Law), the Maintainer shall be responsible at the cost of the Owner,

for ensuring the Mandatory Modification is carried out on the Additional Spare Parts in accordance with all relevant Applicable Laws and Regulations and within any time limits set out in such Applicable Laws and Regulations for the completion of such Mandatory Modification.

8.10	Any dispute, controversy or claim, of whatever nature between the parties arising out of, under or in connection with a Change, shall be dealt with in accordance with Section 36 of this Agreement.

9.	SPARE PARTS AND SPECIAL TOOLS

9.1	General Obligations

9.1.1
The Maintainer shall maintain all Supplied Equipment and Additional Spare Parts and Mobilization Spare Parts in accordance with the Maintenance Plan and update, maintain and allow the Owner to inspect the associated documentation including component overhaul instructions.

9.1.2
The Maintainer shall at its own risk and expense be responsible for all necessary safety approvals required under any Applicable Laws and Regulations with respect to the Supplied Equipment and Additional Equipment.

9.1.3
In the event that there is insufficient Supplied Equipment Spare Parts during the Term, the Maintainer shall at its own cost procure further Additional Equipment Spare Parts during the Term, and Mobilization Spare Parts, provided that the Maintainer shall not be liable for any breach of this Section 9.1.3 as a result of an Excusing Cause.

9.1.4
In no circumstances will the Maintainer be relieved from any obligations under this Agreement, including its obligation under the Performance Regime to the extent its failure to comply with its obligations results from a shortage of Spare Parts or Mobilization Spare Parts or the quality of Spare Parts or Mobilization Spare Parts, provided that the Maintainer shall not  be liable for a failure to comply with its obligations under this Section 9.1.4 as a result of an Excusing Cause.

9.1.5
Maintainer shall be responsible to supply all Additional Spare Parts necessary to provide all Phase 1 and Phase 2 Services for the Trains and Vehicles. Other than the fees paid by Owner for the Spare Parts identified in Appendix N to Exhibit 1 of the VTC and the Mobilization Spare Parts identified in Part 4 of Exhibit 5 hereto, and Additional Spare Parts provided as a result of an Excusing Cause, the fees for all Additional Spare Parts and Mobilization Spare Parts shall be deemed to be included in the Maintenance Service Fees set forth in Part 1 of Exhibit 5 herto.

9.2	Additional Equipment

9.2.1	The Maintainer shall at its own cost maintain adequate stocks of Additional Equipment and other materials to enable it to perform its obligations under this Agreement.

9.2.2	The Maintainer shall store the Additional Equipment in an orderly manner identified as Additional Equipment and capable of being differentiated from any other Supplied Equipment.

9.2.3
Title to any Additional Equipment shall, on installation in or on a Train, Vehicle or, as the case may be, Part, vest in the Owner (with full title guarantee and free and clear of all Security Interests other than those created by or attributable to the Owner).  Title to any Part which is replaced by any Additional Equipment shall pass to the Maintainer at the same time title to such Additional Equipment vests in the Owner or its representative in accordance with this Section 9.2.3 free and clear of all Security Interests other than those created by or attributable to the Maintainer.

9.2.4	The Maintainer will monitor and record the usage of Additional Equipment and make such information available to the Owner.

9.3	Supplied Equipment

9.3.1
The Owner shall, provided that the same shall have been delivered to and accepted by the Owner under the VTC, without prejudice to any rights the Owner may have against the Contractor for breach of its obligations thereunder, make the Supplied Equipment available to the Maintainer free of charge for the Term.

9.3.2	During the Term the Maintainer undertakes to the Owner that it shall:

(a)
not attempt to hold itself out as having any power to sell, charge, lease or otherwise encumber or dispose of the Supplied Equipment, nor create any Security Interest over any of the Supplied Equipment;

(b)	not perform any act which might jeopardize the title, rights and interest of the Owner in any of the Supplied Equipment, expect as otherwise stated in this Agreement;

(c)	not use or permit to be used any of the Supplied Equipment, except in the performance of the Services in accordance with the provisions of this Agreement;

(d)
not perform any act which might have an adverse effect upon the functionality or residual value of the Supplied Equipment, except in the performance of the Services in accordance with the provisions of this Agreement; and

(e)
store all Supplied Equipment in an orderly manner identified as Supplied Equipment and capable of being differentiated from any Additional Equipment.  Neither party shall, except to the extent permitted by this Agreement or as otherwise agreed by the Owner, remove or permit the removal of any of the Supplied Equipment from its storage location.

9.3.3	The Maintainer will monitor and record the usage of the Supplied Equipment and make such information available to the Owner.

9.3.4
On the termination or expiration of this Agreement the Maintainer shall deliver possession to the Owner or its representative of the Supplied Equipment in compliance with the Redelivery Conditions wherever they are then required to be held under the terms of this Agreement.  Notwithstanding the above, all such Supplied Equipment shall be in a condition consistent with its having been maintained in accordance with the Maintenance Plan, other relevant instructions, the Operation and Maintenance Manuals and this Agreement, and will be accompanied by the Maintenance Records applicable to such Supplied Equipment.  To the extent that such Supplied Equipment is not in the above condition due to the act, omission, negligence or default of the Maintainer, the Maintainer shall promptly repair or replace such Supplied Equipment at its own cost.

9.4	Redesigned Parts

If at any time during the Term any Supplied Equipment or Additional Equipment is redesigned or substituted with another Spare Part or Special Tool (whether by reason of obsolescence, unavailability, modification of the original or any other reason) (the “Redesigned Part”):

9.4.1
the Maintainer shall so notify the Owner, giving the reasons for, and details of, the redesign/substitution, including compliance with all Applicable Laws and Regulations and details of any necessary consequential modifications to the Owner’s safety management system, safety verification system or safety certificate;

9.4.2
such Redesigned Part shall be redesigned so as to fit, as far as reasonably practicable, into the same space envelope as the original item of Supplied Equipment or Additional Equipment in its initial design or, as the case may be, substituted Redesigned Part and to have compatible connections and shall have no worse functionality or performance than the original item;

9.4.3
simultaneously, the Maintainer shall replace the original item of Supplied Spare Parts or Additional Spare Parts (the “Replaced Part”) with the Redesigned Part at the Maintainer’s risk and expense and title to such Redesigned Part shall pass to the Owner without further action.  At the same time, the Owner shall return the Replaced Spare Part to the Maintainer, at the Maintainer’s risk and expense, and title to such Replaced Spare Part shall pass to the Maintainer;

9.4.4
when the Owner takes title to any Redesigned Part hereunder, the Software and other relevant Intellectual Property Rights for such Redesigned Part shall immediately become subject to any existing arrangement made pursuant to the terms of the VTC, or, if no such arrangement is then in effect, the parties will apply the provisions of Section 21 (Intellectual Property Rights) of the VTC to such Software and other Intellectual Property Rights;

9.4.5
the Maintainer shall carry out all updates and amendments to the drawings, schematics, Operation and Maintenance Manuals, the Maintenance Plan, illustrated list of parts and Maintenance Records and all those records required to be kept by the Maintainer under this Agreement, which are necessary as a result of the introduction of a Redesigned Part such that there is no loss of continuity of the Owner’s ability to operate the Trains in Passenger Revenue Service.

9.5       Special Tools

During the Term, the Maintainer shall maintain and calibrate the Special Tools to enable the Maintainer to comply with its obligations under this Agreement.

9.6       Termination or expiration of this Agreement

9.6.1
Upon the termination or expiration of the obligations of the Maintainer to carry out the Services under this Agreement for any reason whatsoever, the Maintainer hereby agrees that the Owner shall be entitled to purchase items of Additional Equipment as it wishes from the Maintainer at the fair market value (taking the age of such Additional Equipment into consideration).

9.6.2	If, at such time, the Additional Equipment is not Fit for Purpose, the parties shall negotiate in good faith to agree upon a commensurate reduction in the price referred to in Section 9.6.1.

9.7       Replacement Part

Except as permitted or required by this Agreement, no Part shall be installed on a Train in replacement for another Part unless:

9.7.1	it is of the same or a more advanced make and model as the Replaced Spare Part;

9.7.2	its installation will not materially diminish the value, utility, performance or condition of the Train on which it is installed; and

9.7.3
it is in as good operating condition as the Replaced Spare Part (assuming that the Replaced Spare Part was in the condition in which it is required to be maintained under this Agreement) and, notwithstanding the generality of the foregoing, if it is time or life limited and is not being replaced as part of a part rotation program contemplated in the Maintenance Plan, has at least an equal or better number of hours and/or miles available until the next scheduled maintenance check or depot visit.

10.          PERFORMANCE REGIME

10.1      Obligations under the Performance Regime

10.1.1
The Maintainer shall make the Trains available to the Owner at the time and place set out in the Train Plan and Train Preparation Procedure and shall comply with the requirements of Section 5.1 and 5.2 and the Performance Regime.

10.1.2	The Owner shall comply with its obligations under the Train Plan, Train Preparation Procedure and Performance Regime.

10.2      Liquidated Damages

10.2.1
If the Maintainer fails to comply with its obligations under Section 10.1.1, subject to the provisions of this Agreement, the Maintainer shall pay to the Owner Liquidated Damages (as compensation for loss and not as a penalty) calculated in accordance with Exhibit 4 (Performance Regime).

10.2.2
The Owner shall submit an invoice to the Maintainer at the address specified in Section 32 within ten (10) Business Days of the last day of each calendar month.  The Maintainer shall, subject to receipt by it of an appropriate invoice in accordance with this Section 10.2.2, pay any undisputed invoice or any undisputed part thereof, in arrears, no later than twenty-eight (28) days following receipt of the invoice.

10.2.3
The Maintainer shall pay any undisputed invoice or any undisputed part thereof in accordance with Section 10.2.2.  The Maintainer shall notify the Owner in writing of any disputed amounts or invoices stating the reasons for such dispute within ten (10) Business Days of receipt of such invoice.

10.2.4	The Maintainer’s annual aggregate liability for each Revenue Service Year under all sections of the Performance Regime shall not exceed

(a)
fifteen percent (15%) of the Service Payments invoiced by Maintainer to Owner during the previous Revenue Service Year for Phase 1 Services, provided that for the first (1st) Revenue Service Year for Phase 1 the Maintainer’s annual aggregate liability shall not exceed $5,496,000; and

(b)
seven percent (7%) of the Service Payments invoiced by Maintainer to Owner during the previous Revenue Service Year for Phase 2 Services provided that for the first (1st) Revenue Service Year for Phase 2 the Maintainer’s annual aggregate liability shall not exceed $12,804,000;.

10.2.5	All Liquidated Damages shall be subject to Price Adjustment.

10.2.6	The Maintainer agrees:

(a)	that the amounts of the liquidated and ascertained damages are fair and reasonable and represent a genuine pre-estimate of the loss suffered.

(b)
that the amount and enforceability of liquidated and ascertained damages provided for herein have been carefully negotiated and represent a liability which the Maintainer willingly undertakes in order to compensate the Owner with respect to its failure to comply with the Performance Regime;

(c)
that both it and the Owner possess extensive commercial experience and expertise and are being advised by their own legal, accounting, technical, financial, economic and other commercial professionals in relation to their rights and obligations pursuant to this Agreement;

(d)
to pay the liquidated and ascertained damages under this Section without any duress, coercion, undue influence or any other form of unconscionable conduct or impermissible or objectionable persuasion on the part of the Owner;

(e)
that it entered into the obligation to pay the liquidated and ascertained damages under this Section 10 with the intention that it is a legally binding, valid and enforceable contractual provision against the Maintainer in accordance with its terms; and

(f)
to exclude and expressly waive the right of the benefit of, to the extent permissible, the application or operation of any legal relating to the characterization of liquidated and ascertained amounts payable under a contract upon a breach occurring as penalties, or the enforceability or recoverability of such liquidated amounts.

10.2.7
The liquidated and ascertained damages payable under this Section 10.2 shall be the Owner’s sole and exclusive remedy for damages resulting from the Maintainer’s failure in performing its obligations under the Performance Regime.

11.	SHARING OF COST REDUCTIONS

If, pursuant to Section 8.2.3, there is a Change relating to the Maintenance Plan (excluding servicing and cleaning) that directly results in a material reduction in the costs incurred by the Maintainer, the Maintainer agrees to implement such cost reduction and to agree to a reduction in the Service Payments so that the benefit of the cost reduction obtained is split equally between the Owner and the Maintainer after taking account of any reasonable costs incurred by either the Owner or the Maintainer in implementing such cost reduction.

12.	PAYMENTS FROM THE OWNER TO THE MAINTAINER

12.1	Amount of Service Payments

12.1.1	(a) Service Payments

The Owner shall pay the mobilization payments to the Maintainer in the amounts and timeframes described in Part 1 of Exhibit 5 (Service Payments).

The Owner shall pay Service Payments to the Maintainer in the amounts and timeframes described in the relevant part of Exhibit 5 (Service Payments).

(b)          Standard Services

On or about the first day of each calendar month the Maintainer shall submit an invoice to the Owner at the address specified in Section 32 for the relevant Service Payment with respect to the Standard Services that will be provided by the Maintainer in that month. The Owner shall, subject to receipt by it of an appropriate invoice in accordance with this Section, pay the amount set out in the invoice thirty (30) days after receipt of an invoice.

If the date of Acceptance of the first Train does not fall on the first Business Day of a calendar month, the first Service Payment shall be adjusted on a pro rata basis, invoiced on the date of Acceptance of the first Train and paid not later than twenty-eight (28) days following receipt of the invoice. For the avoidance of doubt, all subsequent Service Payments with respect to the Standard Services shall be invoiced on the first day, and paid on the last day, of each calendar month.

(c)          Additional Services

On the last day of each calendar month the Maintainer shall submit an invoice to the Owner at the address specified in Section 32 for the relevant Service Payment with respect to Additional Services that have been provided by the Maintainer in the previous calendar month (if any). The Owner shall, subject to receipt by it of an appropriate invoice in accordance with this Section, pay the amount set out in the invoice, in arrears, on the last Business Day of the calendar month following that in which the invoice was received.

12.1.2
The Owner shall pay any undisputed invoice or any undisputed part thereof in accordance with Section 12.1.1. The Owner shall notify the Maintainer in writing of any disputed amounts or invoices stating the reasons for such dispute within twenty (20) Business Days of receipt of such invoice.

12.2	Adjustments to Service Payments

The Service Payments will be subject to the application of the following:

12.2.1	Exhibit 10 (Price Adjustment);

12.2.2	Liquidated Damages as calculated in accordance with Exhibit 4 (Performance Regime);

12.2.3	Changes (including Mandatory Modifications) affecting Service Payments in accordance with Section 8; and

12.2.4	Mileage Fluctuations in accordance with Part 2 of Exhibit 5 (Service Payment).

12.3	Method of Payment

Subject to Section 41 (Set-Off), all payments required to be made under this Agreement will be made in U.S. Dollars on the relevant due date by wire transfer of immediately available funds to

Siemens Industry, Inc.

Citibank NY—SwiftCode CITIUS33

A#30824174

 ABA 021000089

If the due date for any payment falls on a day which is not a Business Day, payment shall be made on the next Business Day.

If Maintainer’s wire transfer details change, Maintainer will notify Owner in writing pursuant to Section 32 (Notices).

12.4	Late Fees

If any party fails to pay any amount payable under this Agreement on the date when it is due, a late payment fee of the lesser of one percent (1%) of such total amount payable calculated on a compound basis monthly for such amount or the interest rate allowable under New York law. Late Fees shall not be due or payable during the process of resolution of disputed charges to the extent that the dispute is resolved in favor of the payer.

12.5	Disputed Invoices

The Owner shall notify the Maintainer in writing of any disputed amounts or invoices stating the reasons for such dispute within fourteen (14) Business Days of receipt of such invoice, and any dispute shall be resolved in accordance with Section 36 (Dispute Resolution Procedure). In the event of any disputed invoice, the undisputed element of such invoice shall be paid by the Owner in accordance with this Section 12 (Payment).

12.6	Payments Without Prejudice

Payment of invoices by the Owner and acceptance of payment by the Maintainer shall be without prejudice to any claims or rights which the one may have against the other and shall not, by itself, constitute any admission by either party as to the proper performance by the other party of its obligations under this Agreement.

12.7	Sales Tax

The parties agree that the sale, delivery, acceptance, title transfer and transfer of risk of loss of each Spare Part conveyed from the Maintainer to the Owner under the terms of this Agreement, shall take place in the State of Florida. The Owner shall provide the Maintainer with a certificate of sales tax exemption for Florida.

13.	INSPECTION AND TESTING

13.1	In order to verify performance of and compliance with this Agreement, the Owner shall be entitled, either itself or using such agents or third party representatives as it may authorize:

13.1.1
upon not less than two (2) days’ written notice to inspect or witness any aspect of the provision of the Services during the Maintainer’s normal business hours and in compliance with the Maintainer’s safety and security policies in the event that Owner desires an inspection that is more elaborate than its routine day-to-day inspections; and

13.1.2
upon reasonable prior notice, to inspect any of the documentation, records and information originated by or on behalf of the Maintainer in connection with this Agreement, other than commercially sensitive financial information, and the Maintainer’s other books and records relating to this Agreement and to take copies and extracts from the same to discuss with any financing party.

Where such inspection reasonably requires the attendance or participation by the Maintainer, the Maintainer shall provide such attendance or participation by appropriately qualified individuals at its own cost. No such inspection shall unreasonably disrupt the normal business operations of the Maintainer. Any corrective action found to be required as a consequence of such inspection in the performance of or compliance with the Maintainer’s obligations under this Agreement shall be carried out by the Maintainer at its own expense. Notwithstanding the foregoing, the Owner or its agents or third party representatives may not require the opening or disassembling of work including the Trains, Vehicles or Supplied Equipment or their components. The Owner shall be entitled to undertake or witness such inspection on the premises of the Maintainer. Notwithstanding the foregoing, the Maintainer may prohibit any third party or witness from inspecting or witnessing the inspection if such third party is a competitor of the Maintainer.

13.2
The Maintainer acknowledges that notwithstanding such rights of inspection as are provided for in this Agreement, the Owner will be relying on the skill and judgment of the Maintainer, and that the Maintainer accordingly has sole responsibility to ensure that the Services conform in all respects with this Agreement irrespective of any consultation with, or other action which involves the Owner.

13.3
The Owner will bear its own inspection and witnessing costs pursuant to Section 13.1 unless an inspection or witnessing reveals a breach by the Maintainer of this Agreement and the Maintainer is required to take corrective action, in which case the Maintainer will bear all inspection and witnessing costs relating to such breach.

14.	WARRANTIES

14.1	The Maintainer hereby agrees that, in relation to the Services and any other work undertaken pursuant to this Agreement, the Maintainer shall warrant and undertake to the Owner that:

14.1.1
with respect to a Part starting on the date that such Part is installed on, or fixed to, a Train or Vehicle, Special Tool or Spare Part, such Part will perform in accordance with the Train Maintenance Schedule for the Warranty Period, provided that Parts under the VTC that carry a longer warranty will be covered under such longer warranty;

14.1.2	each Train shall meet the Train Technical Specification each time it is presented for Passenger Revenue Service; and

14.1.3
if the Maintainer benefits from any warranty provided by a third party and such warranty continues beyond the Warranty Period, the Maintainer shall use commercially reasonable efforts to ensure the assignment of such warranty to the Owner.

14.2	The Maintainer’s obligations under this Section 14 shall survive termination or expiration of this Agreement.

14.3
EXCEPT AS SPECIFIED IN SECTIONS 3 AND 14, THE PARTS PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS.” THE OWNER IS LIMITED TO THE WARRANTIES SPECIFIED IN SECTIONS 3 AND 14 WHICH ARE THE OWNER’S SOLE AND EXCLUSIVE WARRANTIES CONCERNING THE SERVICES AND ANY DELIVERABLES. MAINTAINER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, COURSE OF DEALING OR USAGE OF TRADE.

15.	OWNER’S OBLIGATIONS

15.1	Subject to the terms of this Agreement, the Owner shall procure from the Maintainer, and pay the Maintainer for, the Services.

15.2
The Owner shall ensure that all of its employees, sub-contractors, agents (including any third party appointed by the Owner) have the requisite training, skills and competencies to carry out the operations of the Trains on the Owner Network. Without prejudice to the foregoing the Owner shall ensure that its employees, sub-contractors or agents (including any third party appointed by the Owner) comply with all Applicable Laws and Regulations.

15.3
The Owner and its employees, sub-contractors, agents (including any third party appointed by the Owner) shall exercise all due skill, care, diligence and safety practice in the performance of Owner’s obligations under this Agreement and not in any manner endanger the health and safety or unreasonably interfere with the proper performance of the duties of the Maintainer’s employees or those of any third parties.

15.4	The Owner shall review and if required approve documentation in order to facilitate the achievement of the parties’ obligations under this Agreement.

15.5
The Owner shall deliver the Trains to the Maintainer at the applicable Maintenance Facility and shall accept or reject the Trains which are made available to the Owner by the Maintainer in accordance with the Train Plan, the Performance Regime, the Hand-Over Procedure and the Hand-Back Procedure.

15.6
The Owner will comply with its obligations under the Fault Notification Procedure and agrees to notify the Maintainer of any Faults or damage which occur or it believes may occur to any of the Trains while the Trains are in the care, custody and control of the Owner in accordance with such procedure.

15.7
The Owner shall comply with its express obligations as set out in this Agreement. Where a role or responsibility is allocated to the Owner under Exhibit 1 (Train Maintenance Specification), the extent of that role or responsibility shall, where possible, be construed in accordance with the express provision in this Agreement relating to such role or responsibility.

15.8
The Maintenance Facilities have been designed and constructed in accordance with all Applicable Laws and are in good working order, operating within the parameters required by Applicable Law for their intended use, and are without any known defect or damage, including free from any hazardous waste or other safety deficiencies or security issues.

15.9
The Owner has valid, legal right to possess and occupy the Maintenance Facilities, and has the authority to provide Maintainer access and right to occupy the Maintenance Facilities for the purposes contemplated by this Agreement, including the Maintainer’s provision of Services under this Agreement.

15.10
The Owner knows of no citations, actions, suits, investigations or other proceedings pending or threatened against the Owner or FECR in connection with the operation or maintenance of the Maintenance Facilities that may adversely affect the Owner or Maintainer’s ability to perform its obligations under the Agreement.

15.11
The Owner agrees to ensure that prior to the Maintainer commencing on-site activities at the Phase 1 Maintenance Facility pursuant to 5.1.2, the operation and maintenance of the Phase 1 Maintenance Facility will be compliant with all licenses, permits, certificates, approvals, registrations and authorizations necessary for the Maintainer to occupy the Phase 1 Maintenance Facility for the purposes contemplated by this Agreement, including the Maintainer’s provision of Services under this Agreement. The Owner shall ensure that the Special Equipment identified in Part 2 of Exhibit 2 (Commissioning Equipment to be Provided by Owner) of the VTC and maintenance facilities and equipment listed in Exhibit 8 (Maintenance Facilities) are made available to the Maintainer in accordance with Exhibit 8 (Maintenance Facilities).

15.12
The Owner shall at all times exercise effective management and control of the Maintenance Facilities and shall perform all acts necessary to ensure that Owner complies in all respects with the with the Lease requirements associated with the applicable Maintenance Facilities held by the Owner.

15.13	The obligations of the Owner under this Section 15 are without prejudice to the obligations of the Owner set forth elsewhere in this Agreement.

16.	OWNER’S TERMINATION RIGHTS

16.1	Each of the following shall constitute a Maintainer Event of Default:

16.1.1
the Maintainer is in breach of any material obligation under this Agreement and, if such breach is capable of remedy, the breach is not remedied by the Maintainer after having been required to do so by notice from the Owner to the Maintainer by such date as is specified in the notice which shall not be less than thirty (30) days from the date of such notice;

16.1.2
any undisputed amount payable in excess of two hundred fifty thousand dollars ($250,000) by the Maintainer to the Owner under this Agreement remains unpaid from whatever source for a period of sixty (60) Business Days after the due date for payment of that amount;

16.1.3	the occurrence of an Insolvency Event in relation to the Maintainer ;

16.1.4	Change of Control of the Maintainer where control is assumed by a Disqualified Entity;

16.1.5	the Maintainer fails to effect and maintain the insurance policies required by Section 19;

16.1.6	In the event that the cap set forth in Section 10.2.4 is reached;

16.1.7	In the event that the cap set forth in Section 22.1 is reached;

16.1.8	the Maintainer assigns or sub-contracts this Agreement in a manner not in accordance with Section 40 (Assignment; Sub-Contracting);

16.1.9	the Maintainer knowingly breaches a material provision of the Owner’s lease of a Maintenance Facility and such breach remains uncured; or

16.1.10	The VTC is terminated by the Owner as a result of an uncured breach of the VTC by the Contractor.

16.2	Termination Notice

16.2.1
If a Maintainer Event of Default has occurred and the Owner wishes to terminate this Agreement it shall serve a termination notice on the Maintainer (the “Termination Notice”). The Termination Notice shall specify the Maintainer Event of Default that has occurred, giving reasonable details, and either:

(a)	in the case of a Maintainer Event of Default under Sections 16.1.1, 16.1.3 and 16.1.6, 16.1.7 and 16.1.10 that this Agreement is to terminate on the date set out in the Termination Notice; or

(b)
in the case of a Maintainer Event of Default under Sections 16.1.2, 16.1.4, 16.1.5, 16.1.8 and 16.1.9 that this Agreement will terminate on the date falling thirty (30) days after the date of the Termination Notice, unless:

(i)
the Maintainer puts forward a plan to cure (a “Plan to Cure”) acceptable to the Owner in its reasonable discretion within twenty-eight (28) days of the date of service of the Termination Notice, such Plan to Cure to include at a minimum:

(A)	the criteria for success for the Plan to Cure;

(B)	the time period for achievement of success; (C) the resources to be allocated to the Plan to Cure;

(D)	any changes to performance arising, if required, during the Plan to Cure; and

(E)	if applicable, investment to be made by the Maintainer as part of the Plan to Cure; and

(ii)
the Maintainer rectifies in accordance with the Plan to Cure the relevant Maintainer Event of Default by the date falling thirty (30) days after the date of any Termination Notice served pursuant to Section 16.2.1(b) or any other period agreed in accordance with Section 16.2.1(b)(i) (such periods to run concurrently with the period in Section 16.2.1(b)).

16.2.2	Where the Owner serves a Termination Notice in accordance with Section 16.2.1(b) and the Maintainer either:

(a)	rectifies the Maintainer Event of Default within the thirty (30) day period specified in the Termination Notice; or

(b)	implements the Plan to Cure agreed by the Owner in accordance with its terms,

the Termination Notice will be deemed to be revoked and this Agreement will continue.

16.2.3	Where the Owner serves a Termination Notice in accordance with Section 16.2.1(b) and the Maintainer fails either to:

(a)	rectify the Maintainer Event of Default within the thirty (30) day period specified in the Termination Notice; or

(b)	implement any Plan to Cure agreed by the Owner in accordance with its terms,

this Agreement will terminate on the date falling thirty (30) days after the date of service of the Termination Notice unless the Owner notifies the Maintainer otherwise.

16.2.4	Where the Owner serves a Termination Notice in accordance with Section 16.2.1(a), this Agreement will terminate on the date set out in such Termination Notice.

17.	CONSEQUENCES OF OWNER TERMINATION

17.1
Should the Owner terminate this Agreement by issuing a Termination Notice pursuant to Section 16.2 then, notwithstanding the indemnity under Section 17.2 or the Owner’s right to Liquidated Damages and any interest therein which may be payable to the Owner in accordance with this Agreement:

17.1.1	the Maintainer will pay the Owner all outstanding amounts due to Owner, if any, under this Agreement;

17.1.2
the Maintainer shall continue to perform the Services and meet its obligations until the date upon which the termination of this Agreement in relation to the Services shall become effective and the Owner shall continue to pay the Maintainer for performance of such Services;

17.1.3
the Maintainer shall return the Trains, Vehicles, Spare Parts supplemental spare parts and Additional Spare Parts and Supplied Equipment to the Owner in the Redelivery Condition and at the Maintenance Facility specified by the Owner and shall comply with its obligations as set out in Exhibit 6 (Redelivery Condition);

17.1.4
the Owner may, acting in its sole discretion, require the Maintainer to deliver any Operation and Maintenance Manuals, Supplemental Spare Parts. Additional Spare Parts, Phase 1 Spare Parts and Phase 2 Spare Parts that Maintainer has in its possession at the time of termination to the Owner; and

17.1.5	the Maintainer shall cooperate with the Owner to minimize the disruption caused to the Owner’s business due to the termination of this Agreement in relation to the provision of the Services.

17.2
Subject to Section 22 and the start of Passenger Revenue Service, the Maintainer shall pay the greater of (a) compensation to the Owner to cover all direct costs, losses and expenses suffered or incurred by the Owner arising from any Maintainer Event of Default and/or the resulting termination including the costs of procuring a replacement maintenance services contract including any increase in price of the replacement contract (which may include the costs of project management, legal (up to a maximum amount of $250,000 in legal expenses) and technical advisor-related costs and fees in relation to such replacement contract), or (b) five million dollars ($5,000,000).

17.3	The Owner shall use commercially reasonable efforts to mitigate all costs claimed by it under this Section 17.

17.4	Termination under this Agreement shall not affect the accrued rights and liabilities of the parties as of the date of termination.

18.	OWNER EVENTS OF DEFAULT

18.1
The Maintainer shall have the right to terminate this Agreement by notice in writing to the Owner (the “Maintainer Termination Notice”) in the event that any undisputed sum in an aggregate amount of not less than two hundred fifty thousand dollars $250,000 payable by the Owner to the Maintainer under this Agreement remains unpaid from whatever source for a period of sixty (60) days after the due date for payment of that amount provided the Maintainer has notified the Owner in writing of the non-receipt of that amount on its due date and the Owner has failed to pay the Maintainer within sixty (60) days of such notification.

18.2
an Insolvency Event occurs in relation to the Owner and such Insolvency Event has not been rectified within thirty (30) days of notification from the Maintainer to the Owner of the Maintainer’s intention to terminate this Agreement pursuant to this Section 22.1.2; and

18.3	If this Agreement is terminated by the Maintainer under and in accordance with this Section 18, the Owner shall within thirty (30) days of such termination pay to the Maintainer:

18.3.1	any amounts which were previously due and payable to the Maintainer pursuant to this Agreement; and

18.3.2	provided that Passenger Revenue Service has started, an early termination of Services fee equal to five million dollars ($5,000,000).

18.4
Subject to payment by the Owner to the Maintainer of all sums due and payable pursuant to Section 18.3, the Maintainer will comply with the provisions of Sections 17.1.1, 17.1.2, 17.1.3 and 17.1.5 above.

18.5	The Maintainer shall use commercially reasonable efforts to mitigate all costs claimed by it under Section 18.3.

18.6
The Maintainer may elect to suspend the Maintainer’s performance, in lieu of termination of the Agreement under this Section 18. The Maintainer shall provide notice in writing to the Owner of the Maintainer’s election to suspend (the “Maintainer Suspension Notice”). The Owner will reimburse the Maintainer for reasonable demobilization costs and expenses incurred to wind down the provision of Services. In the event the Owner cures its default within 180 days (“Suspension Period”), and notifies the Maintainer in writing that the Owner requests the Maintainer to recommence work, the Maintainer will provide an estimate of the time and costs including overhead and profit to recommence the work. The work will be recommenced upon payment by the Owner of the recommencement fee. If the Owner fails to cure the relevant default prior to the expiration of the Suspension Period, the Agreement will terminate in accordance with Section 18.

19.	INSURANCE

The Maintainer shall comply with Exhibit 11 (Insurance).

20.	SOFTWARE UPDATES

20.1
The Maintainer hereby grants to the Owner a perpetual, irrevocable (provided that Owner complies with the license terms of this Subsection 20.1), non-exclusive, royalty-free license to use the Updates with respect to the Software provided under the VTC.

20.2	Subject to the license granted in Subsection 20.1 herein, and only during the Term, Maintainer agrees to provide Updates to Owner at no additional charge.

20.3
The Updates to the Contractor Software will constitute Escrow Materials under that certain Escrow Agreement to be executed by and among the Owner, Contractor and Escrow Agent in accordance with Section 3.1.14 and 3.3.8 of the VTC.

21.	INDEMNITY

21.1
The Maintainer shall, to the extent permitted by law, protect, indemnify and save the Owner, Operator and their officers, employees, servants, agents or subcontractors harmless from and against any and all liabilities, damages, claims, demands, liens, encumbrances, judgments, awards, losses, costs, expenses and suits or actions or proceedings, including reasonable expenses, costs and attorneys’ fees incurred the Owner, Operator and their officers, employees, servants, agents or subcontractors, in the defense, settlement or satisfaction thereof, for any injury, death, loss or damage to persons or property of any kind whatsoever, arising out of or resulting from the intentional misconduct or negligent acts, errors or omissions of the Maintainer in the performance of its duties under this Agreement, including intentional misconduct, negligent acts, errors or omissions of its officers, employees, servants, agents and Sub-Contractors.

21.2
The Owner shall, to the extent permitted by law, protect, indemnify and save the Maintainer, its officers, employees, servants, agents and Sub-Contractors, harmless from and against any and all liabilities, damages, claims, demands, liens, encumbrances, judgments, awards, losses, costs, expenses and suits or actions or proceedings, including reasonable expenses, costs and attorneys’ fees incurred by the Maintainer its officers, employees, servants, agents and Sub-Contractors, in the defense, settlement or satisfaction thereof, for any injury, death, loss or damage to persons or property of any kind whatsoever, arising out of or resulting from the intentional misconduct or negligent acts, errors or omissions of the Owner or Operator in the performance of its duties under this Agreement, including intentional misconduct, negligent acts, errors or omissions of their officers, employees, servants, agents or subcontractors.

21.3
The Maintainer agrees at its own expense to defend, indemnify and hold the Owner harmless from any action against the Owner brought by any third party claiming that the use of any Intellectual Property Rights in the Updates to the Software infringes or violates the Intellectual Property Rights of such third party in the United States.

21.4
The Maintainer agrees at its own expense to defend, indemnify and hold the Owner harmless for Environmental Losses incurred by the Owner (less any amounts received from any third party) to the extent that such losses are due to Environmental Damage resulting from a breach of Environmental Laws by the Maintainer.

21.5
The Maintainer agrees at its own expense to defend, indemnify and hold the Owner harmless for any fines, penalties or changes assessed against the Owner by the Coast Guard or other government authority for violations of regulations relating to the opening and closure of the New River, Loxahatchee and St. Lucie River bridges to the extent that such fines penalties or charges are the result of delays caused by the Maintainer.

21.6	Each party shall at all times take all reasonable steps to minimize and mitigate any injury or loss for which it is entitled to bring a claim against the other party pursuant to this Agreement.

21.7	If either party (the “Reporting Party”) becomes aware of a matter which might give rise to a claim against the Maintainer pursuant to this Section 21:

21.7.1
the Reporting Party shall promptly notify the other party in writing, but in no event more than ten (10) days after the Reporting Party becomes aware of an applicable claim (giving reasonable particulars);

21.7.2
where a party assumes the defense of a claim pursuant to its indemnification obligations (the “Indemnifying Party”), the Indemnifying Party agrees to keep the other party informed of the progress of the relevant claim and such other party (the “Indemnified Party”) shall make available copies of such documents and information in its possession or control that are relevant to the claim and such of its personnel as a reasonably required to testify or consult with the Indemnifying Party (or its counsel) provided that (i) the Indemnifying Party shall be responsible for the reasonable costs and expenses incurred in providing such documents and information and making available such personnel; (ii) the Indemnified Party agrees not to admit any liability in respect of the claim without the consent of the Indemnifying Party; and (iii) the Indemnified Party shall be entitled to participate in such defense, compromise, or settlement at its own expense.

21.7.3
where the Indemnifying Party fails, in the Indemnified Party’s reasonable judgment, to take reasonable and appropriate action to defend, compromise or settle such claim, the Indemnifying Party shall, at its own cost, provide any assistance reasonably requested by the Indemnified Party to dispute, resist, appeal, compromise, defend, remedy or mitigate the relevant claim, including payment of the costs of the Indemnified Party’s counsel incurred in carrying out any such action; and

21.7.4	The Indemnifying Party shall not be entitled to settle a third-party claim in excess of $50,000 without Indemnified Party’s consent which may not be unreasonably withheld.

22.	LIMITATIONS OF LIABILITY

22.1
Subject to Section 22.2 the Maintainer’s maximum aggregate liability to the Owner under this Agreement during any Revenue Service Year including pursuant to Section 10.2 (Performance Regime) shall be subject to a cap of one hundred percent (100%) of the total Standard Services fees paid to the Maintainer in the preceding or present Revenue Service Year whichever is higher, and with regard to events that occur after the end of the Term, one hundred percent (100%) of the total Standard Services fees paid to the Maintainer in the last Revenue Service Year prior to the end of the Term.

22.2	The cap set out in Section 22.1 shall not apply to the following and the following shall not accrue towards any limitations of liability set out in this Agreement:

22.2.1	costs or expenses incurred by the Maintainer in performing its obligations including performance of Maintenance services and warranty services under this Agreement;

22.2.2	any claims or losses arising as a consequence of the Maintainer’s fraud, corruption, gross negligence or wilful misconduct;

22.2.2	Section 21 (Indemnity); and

22.2.3
any proceeds which were or could have been recoverable by the Maintainer under any insurance policies required to be maintained under this Agreement, provided that where the Maintainer has let lapse or not taken out any such insurance policies or where any such insurance policies will no longer respond to a claim from the Maintainer as a result of any act or omission of the Maintainer, such sum as would have been recovered by the Maintainer had such insurance been in effect will be deemed for the purpose of this Section 22 to be a sum recoverable under the relevant insurance policies.

22.3
NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, FAILURE OF A REMEDY TO ACHIEVE ITS INTENDED OR ESSENTIAL PURPOSES OR ANY OTHER LEGAL THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, COLLATERAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER LOSS OR COST OF A SIMILAR TYPE INCLUDING, LOSS OF USE, REVENUE, PROFITS OR FAILURE TO REALIZE SAVINGS, OR FOR COSTS OF CAPITAL OR OF SUBSTITUTE USE OR PERFORMANCE, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT OR THE OPERATION OR USE OF THE VEHICLES, TRAINS, SUPPLIED EQUIPMENT, SOFTWARE, DELIVERY DOCUMENTATION OR SUPPORT SERVICES, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING DISCLAIMER OF DAMAGES SHALL NOT APPLY WITH RESPECT TO LIABILITY ARISING OUT OF, RESULTING FROM OR RELATING TO INDEMNITY OBLIGATIONS OF THE MAINTAINER UNDER SECTION 21 TO THE EXTENT SUCH INDEMNITY OBLIGATION RELATES TO A THIRD-PARTY CLAIM THAT IS (A) AWARDED BY A COURT OF FINAL JURISDICTION OR (B) PART OF A SETTLEMENT AGREEMENT SIGNED BY THE MAINTAINER; LIQUIDATED DAMAGES PAYABLE UNDER SECTION 10 (LIQUIDATED DAMAGES); AND CLAIMS BY A PARTY UNDER SECTION 27 (CONFIDENTIALITY OF INFORMATION).

22.4
No party shall be entitled to recover (by way of indemnity or otherwise) more than once with respect to the same claim. There shall be no duplication by reason of there being multiple beneficiaries to a claim hereunder.

22.5
The Maintainer and the Owner have the duty to mitigate any damages and losses with respect to claims pursuant to this Agreement, except with respect to any claims for Liquidated Damages under Section 10 for which the Owner has no duty to mitigate.

22.6	The amounts of the insurance coverage specified in Exhibit 11 (Insurance) are not a limitation of the Maintainer’s obligations or liability under this Agreement.

23.	FORCE MAJEURE

23.1	Relief from obligations

23.1.2
Neither party shall be entitled to bring a claim for a breach of obligations (other than a payment obligation) under this Agreement against the other party or incur any liability to the other party for any losses or damages incurred by that other party to the extent that a Force Majeure Event occurs and the excused party is prevented from carrying out its obligations by that Force Majeure Event or its consequences.

23.1.3
In the event that a Force Majeure Event prevents a supplier of the Maintainer from carrying out its obligations in support of the Maintainer, it is agreed that the Maintainer shall not receive Force Majeure Event relief to the extent that the goods, materials or services that were to be provided by the supplier in question can reasonably be procured from an alternative supplier.

23.2	Notification of Force Majeure

23.2.2
If either party becomes aware of a Force Majeure Event which has materially affected or is likely to affect materially its ability to perform its obligations under this Agreement, it shall serve notice in writing upon the other party:

(a)	specifying the Force Majeure Event;

(b)	detailing why the Force Majeure Event will prevent it performing its obligations; and

(c)	setting out its proposals to mitigate the consequences of the Force Majeure Event.

23.2.2
As soon as practicable and no later than five (5) days following such notification the parties shall consult with each other in good faith and use commercially reasonable efforts to agree upon appropriate terms to mitigate the consequences of any Force Majeure Event and to facilitate the continued performance of this Agreement.

23.2.3
The excused party shall provide periodic written updates (on at least a weekly basis or such other period as the parties may agree) on the consequences of the Force Majeure Event and such excused party’s ability or inability to recommence performance of its obligations in full under this Agreement.

23.3	Cessation of Force Majeure

The excused party shall notify the other party as soon as practicable after the Force Majeure Event ceases or no longer causes the excused party to be unable to comply with its obligations under this Agreement. Following such notification this Agreement shall continue to be performed on the terms existing immediately prior to the occurrence of the Force Majeure Event.

23.4	Termination for Force Majeure

In the event that the excused party is precluded from substantially performing in accordance with the terms of this Agreement because of a Force Majeure Event for a period of one hundred eighty (180) consecutive days, or three hundred sixty-five (365) days in the aggregate, then either party may terminate this Agreement by notice with immediate effect.

24.	MAINTAINER SHALL COMPLY WITH OWNER’S DISADVANTAGED AND SMALL BUSINESS ENTERPRISE PARTICIPATION POLICY

The Maintainer has reviewed the Owner’s Disadvantaged and Small Business Enterprise Participation Policy attached hereto as Exhibit 13 and agrees to use commercially reasonable efforts to comply with the Owner’s Disadvantaged and Small Business Enterprise Policy (Exhibit 13) in carrying out its obligations under the Agreement. Notwithstanding the foregoing, the Maintainer is not required to subcontract any portion of the Services.

25.	PARTIES’ REPRESENTATIVES

25.1	General

The Owner and the Maintainer agree to comply with their respective obligations under Exhibit 7 (Parties’ Representatives).

25.2	Representatives

Each party shall appoint (after consultation with the other party) one or more Representatives to act on its behalf under this Agreement. Both parties shall advise the other party in writing prior to the date hereof of the name(s) and contact information of its Representative(s). Either party may, on giving reasonable notice to the other party, appoint an additional Representative or replace an existing Representative. Each party shall be responsible for the acts, omissions, negligence and defaults of its Representative(s) as if such acts, omissions, negligence and defaults were the acts, omissions, negligence and defaults of that party itself. Both parties warrant that their Representative(s) has full authority to bind it with respect to any decision made or action taken by such Representative(s). For the avoidance of doubt “Representatives” shall include, the Maintainer’s Representative and the Owner’s Representative appointed in accordance with Exhibit 7 (Parties’ Representatives).

26.	MISCELLANEOUS

26.1	Licenses and Fees

Subject to the express provisions of this Agreement, to the extent that the same are under its respective control, either party shall give all notices and pay all fees required (including, license application and renewal fees required to be given or paid by any Applicable Laws and Regulations) in relation to the performance of its respective obligations under this Agreement and provision of the Services.

26.2	Noise and Disturbance

All operations necessary for the execution of the Maintainer’s duties and obligations under this Agreement shall be carried out without unreasonable noise and disturbance and so as not to interfere unnecessarily or improperly with traffic or the convenience of the public or the access to, use and occupation of, public or private roads or pedestrian walkways to or of properties, whether in the possession of the Owner, a Governmental Authority or of any other person.

26.3	No Alcohol or Drugs

The Owner and Maintainer agree that neither may at any time at any of the Maintenance Facilities give, sell or trade any alcoholic drinks or drugs or permit any such sale, gift or trade, or permit any consumption or use of alcohol or drugs to be made by any of their respective Sub-Contractors, or any employees or agents. The Owner and Maintainer and each of its employees and agents shall observe and comply, and shall ensure that each of its Sub-Contractors, their employees and agents observe and comply, with the Owner’s policy and rules on alcohol and drugs, as amended from time to time and all Applicable Laws and Regulations.

26.4	Emergency Procedure

The Maintainer shall participate in any emergency training operations where reasonably requested by the Owner free of charge to the Owner.

26.5	Maintainer Personnel

The Owner may request that the Maintainer replace employees who are incompetent, careless, unsuitable or otherwise objectionable, or whose continued use is deemed contrary to the best interests of the Owner. Before a written request is issued, it shall be discussed by the Owner’s Representative and the Maintainer’s Representative. The replacement request shall include the desired replacement date and the reason for the request. Upon receipt of a written request from the Owner, the Maintainer agrees to proceed with the replacement unless the Maintainer believes and can demonstrate that Owner’s request is unreasonable. In such cases, the parties agree that they will resolve the matter in accordance with Section 36 (Dispute Resolution).

27.	CONFIDENTIALITY OF INFORMATION

27.1
During the performance of this Agreement, it may be necessary for either party (the “Discloser”) to make information available to the other party (the “Recipient”). For the purposes of this Section 27 “Information” means all information supplied by or on behalf of the Discloser (whether before or after the date of this Agreement), whether in writing, orally or in any other form, directly or indirectly from or pursuant to discussions with the Recipient or in response to observations from the Recipient. Such information includes all work products (including design submittals, plans, programs, drawings, manuals, reports, models, software, and products), analyses, compilations, studies and other documents whether prepared by or on behalf of the Discloser and which contain or otherwise reflect or are derived from such information.

27.2
The Recipient agrees to use all Information solely for the performance of the work under this Agreement and to hold all Information in confidence and not to disclose same to any third party without the prior written consent of the Discloser, except that Information may be disclosed or provided:

27.2.1
to the Recipient’s and its affiliate’s (including subsidiaries, holding companies and subsidiaries of such holding companies) directors, officers, employees, consultants and agents, including accountants, legal counsel and other advisers who have a need to know the Information;

27.2.2
by the Owner as Recipient to third parties and/or Governmental Authorities or otherwise as Owner may require for the completion, operation, maintenance or improvement of any Trains, Vehicles or Supplied Equipment in the event of, or following, termination of this Agreement;

27.2.3
by the Owner as Recipient to any lenders or grantors to the extent that such Information is reasonably required in connection with arranging financing or grants for the Owner’s development of Phase 1 and Phase 2 of the planned railroad;

27.2.4
to the Recipient’s sub-contractors or their respective sub-contractors to the extent such Information is necessary for the performance by the Recipient of its obligations under this Agreement or in the case of the owner the operation of Phase 1 and/or Phase 2 of the railroad including the Maintenance Facilities;

27.2.5
by the Recipient to the extent that (i) it is required to disclose such Information pursuant to an Applicable Law and Regulation or by any subpoena or similar legal process or by any Governmental Authority provided that the Recipient in making such disclosure shall (a) give the Discloser as much prior written notice thereof as is reasonably practicable so that the Discloser may seek such protective orders or other protection as it, in its sole discretion and at its sole expense, may elect and (b) reasonably cooperate with the Discloser in protecting such confidential or proprietary nature of the Information which must be so disclosed; provided that, neither the Owner nor the Maintainer shall be required to join the other party in pursuing any protective order, other protection or associated legal action; (ii) the Discloser confirms in writing that such Information is not to be treated as confidential (such confirmation not to be unreasonably withheld or delayed); (iii) such Information is or comes into the public domain other than as a result of any disclosure prohibited by this Agreement or (iv) is received by the Recipient independently from a third party free to disclose lawfully such information to the Recipient, provided that, in the cases of Sections 27.2.1, 27.2.2, 27.2.3 and 27.2.4, the persons to whom such Information is disclosed will be informed of the confidential nature of such Information and will so provide such Information subject to the same or similar requirements to maintain confidentiality as contained in this Agreement.

28.	BUY AMERICA

28.1
This Agreement is subject to the FRA’s RRIF Domestic Buying Preference Policy (“RRIF Buy America”) as set forth in the FRA’s Notice Regarding Consideration and Processing of Applications for Financial Assistance under the Railroad Rehabilitation and Improvement Financing (RRIF) Program, 75 Federal Register 60165, 60166 (2010), as may be amended from time to time, and implementing guidance provided by the FRA, including guidance available at http://www.fra.dot.gov/page/P0694.

28.2	To the extent that the RRIF Buy America applies to Spare Parts purchased under this Agreement, the Maintainer shall be required to:

28.2.1
provide to the Owner any certification required pursuant to the requirements referred to in Section 28.1, including the forms of “Buy America” certification set out in Part 6 of Exhibit 3 (Federal Railroad Administration – Buy America Certification), which shall be provided (i) with respect to the “Pre-Award Certification”, on or prior to the date of execution of this Agreement and (ii) with respect to the “Post-Delivery Certification”, upon delivery of each Vehicle or Train, as applicable; and

28.2.2
provide (i) all assistance necessary to facilitate the Owner or any Governmental Authority’s audit of the Maintainer’s compliance with the requirements referred to in Section 28.1, and (ii) any information and documentation reasonably necessary for the purposes of any such audit.

29.	CARGO PREFERENCE

29.1	As required by 46 C.F.R. Part 381, the Maintainer agrees to the extent applicable:

29.1.1
to utilize privately owned United States-flag commercial vessels to ship at least fifty (50) % of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners and tankers) involved whenever shipping any equipment, materials, or commodities pursuant to this Agreement to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels;

29.1.2
to furnish within twenty (20) days following the date of loading for shipments originating within the United States, or within thirty (30) working days following the date of loading for shipment originating outside the United States, a legible copy of a rated “on-board” commercial ocean bill-of-lading in English for each shipment of cargo described in Subsection 28.1.1 above to the recipient (through the prime contractor in the case of subcontractor bills-of-lading) and to the Division of Cargo Preference and Domestic Trade, Maritime Administration, 1200 New Jersey Avenue, S.E., Washington, DC 20590, marked with appropriate identification of the project as follows: “FRA [BORROWER] RRIF Financing”; and

29.1.3	to insert the substance of the provisions of the clause in all subcontracts issued pursuant to this contract.

30.	SUSPENSION AND DEBARMENT

The Maintainer certifies, by entering into this Agreement, that neither it, any Sub-Contractors, nor their principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from entering into this Agreement by any federal agency or by any department, agency or political subdivision of the State of Florida, or delinquent on a federal government debt, and the Maintainer shall provide any other evidence required by any Governmental Authority in connection with the granting of an RRIF loan. For purposes of this Section 29, the term “principal” for purposes of this Agreement means an officer, director, owner, partner, key personnel, employee or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of the Maintainer or Sub-Contractor.

31.	ENTIRE AGREEMENT

This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and the Contract Documents contain the whole agreement between the parties relating to the subject matter of this Agreement as of the date hereof.

32.	NOTICES

32.1
Unless otherwise expressly provided herein, all notices and other communications to be given under or in connection with this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be delivered by hand or overnight courier service, as follows:

32.1.1	if to the Maintainer, to:

Siemens Industry, Inc.
7464 French Road
Sacramento, CA  95828
Attention:  Chris Maynard (copied to the Legal Department)

32.1.2	if to the Owner, to:

All Aboard Florida - Operations LLC
c/o AAF Holdings LLC
2855 Le Jeune Road, 4th Floor,
Coral Gables, FL 33134
Attention:  Eugene Skoropowski (copied to Myles Tobin)

or such person or address as the parties may from time to time notify in writing to one another.

32.2
All such notices and other communications sent by hand or overnight courier service shall be deemed to have been given when received; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

33.	MAINTAINER TO INFORM ITSELF FULLY

33.1	The Maintainer shall be deemed to have inspected and examined to the extent reasonably practicable:

33.1.1	all documents provided by Owner, specifications and material requirements associated with this Agreement as of the date of this Agreement, including the Train Technical Specifications;

33.1.2	all Applicable Laws and Regulations;

33.1.3
all right of access for the existing infrastructure of the Owner Network, for the delivery of the Vehicles, the Trains and Supplied Equipment, and will have executed the Right of Access Agreement in the form of Exhibit 14 (Right of Access);

33.1.4	the existing infrastructure of the Owner Network, and the Maintenance Facility Layout and Commissioning Equipment in Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment) of the VTC.

33.1.5	and to have obtained for itself all necessary information as to risks, contingencies and other circumstances which may influence or affect its ability to perform its obligations under this Agreement.

33.2
Other than to the extent provided otherwise in this Agreement, the Owner shall not grant any extension of time or additional payment on grounds of a misunderstanding or misinterpretation of any such matter, nor shall the Maintainer be released from any of the risks accepted or obligations undertaken by it in relation to this Agreement on the grounds that it did not or could not have reasonably foreseen any matter which might affect or have affected the design, manufacture, testing, certification, commissioning, Modification, supply of equipment or method of overhaul of the Trains.

34.	COSTS

Except as otherwise set forth in this Agreement, each party shall be responsible for its own costs incurred in connection with the execution and implementation of this Agreement.

35.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, IN ANY ACTION TO ENFORCE, INTERPRET OR CONSTRUE ANY PROVISION OF THIS AGREEMENT.

36.	DISPUTE RESOLUTION PROCEDURE

36.1
The parties agree to attempt to amicably resolve any disagreement or dispute that may arise between them regarding the interpretation of any provision of this Agreement (the "Dispute").  Either party may request a formal review of the Dispute by submitting a written request to the other party together with a full written description of its position in relation to the Dispute (the "Review Request").  Upon receipt of a Review Request, the following procedures shall apply:

36.2
the party receiving the Review Request ("Party in Receipt") will within five (5) Business Days of receipt of the Review Request meet either in person or by conference call to review the Review Request;

36.3
the Party in Receipt will within five (5) Business Days after the meeting or conference call referred to in Section 36.1, provide a written response that fully describes its position in relation to the Dispute;

36.4
in the event the matter remains unresolved to either party's satisfaction for a period of ten (10) Business Days after receipt of the information provided pursuant to Section 36.3, the parties shall arrange for their respective CEOs or similar senior-level representatives having responsibility for this Agreement, to meet in person or by conference call to attempt to resolve the Dispute; and

36.5
if the Dispute remains unresolved after the process described in subsection 36.4 is followed, either party has the right to pursue all remedies that it has available to it under this Agreement and by law.

36.6
Subject to the provisions of this Agreement, the parties shall continue the performance of their obligations during the resolution of any Dispute unless and until this Agreement is terminated or expires in accordance with its terms.

37.	SURVIVAL

Termination of this Agreement shall not affect any accrued rights and obligations under this Agreement as of the date of termination.  The termination of this Agreement for any reason shall not affect the continuing rights and obligations of the parties under:

37.1.1	Section 14 (Warranties);

37.1.2	Section 17 (Consequences of Owner Termination);

37.1.3	Section 21 (Indemnity);

37.1.4	Section 27 (Confidentiality of Information);

37.1.5	Section 35 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial);

or under any other provision of this Agreement which is said to survive termination or which is required to give effect to such termination or the consequences of such termination.

38.	THIRD-PARTY BENEFICIARIES

No provisions of this Agreement shall in any way inure to the benefit of any third party, including the public at large, so as to render such person a third-party beneficiary of this Agreement or of any one or more of the terms and conditions of this Agreement or otherwise give rise to any cause of action in any person not a party to this Agreement, except as expressly provided elsewhere in this Agreement.

39.	NO AGENCY

The parties will act as and be deemed to be independent contractors.  Neither party nor any of its employees will act as, nor be deemed to be, an agent or employee of the other party. All personnel used by the Maintainer in the performance of its obligations under this Agreement shall be employees of the Maintainer or a permitted Sub-Contractor or agent of the Maintainer and shall be suitably qualified to perform such obligations.

40.	ASSIGNMENT; SUBCONTRACTING

40.1
Subject to Sections 40.2, 40.3 and 40.4 neither party will assign or subcontract its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and no such assignment or subcontract will be effective until approved in writing by the other party.

40.2
Each party may assign its rights under this Agreement without the prior written consent of the other party where the assignment by the Owner to an assignee is a member of the Owner Group or the assignment by the Maintainer is to a Subsidiary of the Maintainer.

40.3
To the extent permitted by Applicable Laws and Regulations, the Owner shall be entitled to grant any Security Interest over this Agreement without the approval of the Maintainer, provided that such Security Interest shall not be granted to a Disqualified Entity.

40.4
The Maintainer may Sub-Contract or otherwise use Sub-Contractors to perform any portion of its obligations under this Agreement without the prior written approval of the Owner; provided, however, that the Maintainer will not be relieved of any duty or liability relating to such obligations by reason of such Subcontracting.

41.	SET OFF

Where either the Maintainer or the Owner have incurred any liability to the other party under this Agreement, provided that such liability is liquidated, undisputed and overdue and payable, the party owed such amount may set-off that amount against any other liquidated and undisputed amount due and payable to the other party under this Agreement.

42.	TIME IS OF THE ESSENCE

Time is of the essence with respect to the Maintainer's performance of its obligations under this Agreement.

43.	NO RELIEF

Other than occurrences of Force Majeure Events, in no circumstances shall the Maintainer be entitled to claim any relief under this Agreement to the extent a delay, increase in cost or other adverse event arises due to the acts, omissions, performance or non-performance of the Contractor under the VTC for so long as the Contractor remains part of the Maintainer Group.

44.	WAIVER

No failure to exercise nor any delay in exercising, on the part of the parties, any right, power or privilege under this Agreement will operate as a waiver thereof; further, no single or partial exercise of any right, power or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or privilege available to a party.  Unless stated otherwise in this Agreement, all remedies under this Agreement are cumulative and are not exclusive of any other remedies that may be available to the parties, whether at law, in equity or otherwise.

45.	AMENDMENTS

Any modification or amendment of any provisions of this Agreement shall be effective only if in writing, signed by authorized representatives of both the Owner and the Maintainer, and specifically referencing this Section 45.

47.	PRESS RELEASES

Each party shall have the right to issue a press release regarding this Agreement upon the prior written approval of the other party, which shall not be unreasonably withheld or delayed.  No other information relating to this Agreement will be released for publication, advertising or any other purpose without the prior written approval of the other party, which shall not be unreasonably withheld or delayed.

48.	COUNTERPARTS

This Agreement may be executed in any number of counterparty, all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

49.	SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

All Aboard Florida - Operations LLC, as Owner

By:	/s/ Kolleen Cobb
Name:	Kolleen Cobb
Title:	Vice President

Siemens Industry, Inc., as Maintainer

By:	/s/ Chris Maynard
Name:	Chris Maynard
Title:	Vice President, Customer Service

By:	/s/ Michael Tyler
Name:	Michael Tyler
Title:	Senior Director, Finance and Business Administration